Exhibit 10.2

Corrected and Restated

LICENSE AND DISTRIBUTION AGREEMENT

Parties

This License and Distribution Agreement (this “Agreement”) corrects and restates the License and Distribution Agreement effective May 9, 2013 (the “Effective Date”) by and between Digestive Care, Inc., a Pennsylvania corporation, having a place of business at 1120 Win Drive, Bethlehem, PA 18017 (“DCI”) and Cornerstone Therapeutics Inc., a Delaware corporation (“CRTX”), having a place of business at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518.

Recitals

WHEREAS, DCI is engaged in the manufacture, promotion and sale of the products listed on Exhibit A to this Agreement (the “Products”), which are indicated for the treatment of exocrine pancreatic insufficiency (“EPI”) due to Cystic Fibrosis and other conditions (“CF”); and

WHEREAS, CRTX has invested substantial resources in developing a direct sales force which specializes in the promotion and sale of pharmaceutical products to specialty pharmacies, group purchasing organizations and other payors whose primary purpose in purchasing the Products is treatment of CF and to prescribers that are affiliated with hospitals, including prescribers that specialize in treating patients with CF;

WHEREAS, DCI desires to grant CRTX the exclusive right to promote, sell and distribute the Products in the Territory (as defined in Section 1(d)) to specialty pharmacies and to prescribers that specialize in treating patients with CF, and CRTX desires to be granted such exclusive right;

WHEREAS, CRTX and DCI intend to split the net sales revenue derived from the sale of the Products in the CF Market (as defined in Section 7(b)) in the ratio of [***], with CRTX paying to DCI as a Revenue Split [***] of the net sales revenue it derives from sales of the Products attributable to the CF Market in the Territory (the “Revenue Split”), and DCI paying to CRTX as a co-promotion fee [***] of the net sales that DCI derives from sales of the Product attributable to the CF Market in the Territory (the “Copromotion Revenue”); and

WHEREAS, CRTX and DCI recognize that CRTX’s activities under this Agreement may result in sales that are not attributable to the CF Market, and DCI’s activities may result in sales that are attributable to the CF Market, and that the financial arrangements under this Agreement are intended to allocate the profit from such sales in a manner consistent with the intentions of the Parties.

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Corrected and Restated

NOW, THEREFORE, in consideration of the foregoing and the covenants contained in this Agreement, DCI and CRTX (each a “Party” and collectively, the “Parties”) intending to be legally bound hereby agree as follows:

When used in this Agreement, capitalized terms have the defined meanings ascribed to them in the text of the Agreement. Exhibit B to this Agreement identifies the section of the Agreement in which each such term is defined.

1. License Grant.

(a)	Grant of Rights. During the term of this Agreement, and subject to and in accordance with its terms and conditions, DCI hereby grants to CRTX and CRTX hereby accepts the sole and exclusive right and license to promote, market, sell and distribute the Products in the Territory (i) to prescribers that specialize in treating patients with CF, including physicians and physician’s assistants and nurse practitioners who are authorized to write prescriptions, (ii) to specialty pharmacies that fill prescriptions exclusively for patients with CF and (iii) to group purchasing organizations (“GPOs”) and other payors that purchase the Products exclusively for use in the CF Market. The parties referred to in clauses (i) through (iii) of this Section 1(a) shall be collectively referred to as “Target Customers”. CRTX shall have the sole and exclusive right and responsibility to negotiate agreements with Target Customers with respect to purchase of the Products. DCI retains all rights to promote, market, sell and distribute the Products in the Territory other than in relation to the CF Market and Target Customers. Consequently, the Parties do not expect to compete with each other for the sales of the Products in the Territory.

(b)	New Products. In the event DCI develops a product for the CF Market (including any products which may in the future be developed as alternatives, substitutes, improvements or successors to the Products) which requires a New Drug Application or an additional SKU requiring a supplemental New Drug Application, and such product is not already listed on Exhibit A, CRTX shall have the right of first refusal to financially and/or otherwise participate in the development of such product by sharing the costs of such development on a basis to be negotiated in good faith. Upon conclusion of such negotiation any such product in development shall be considered a Product for purposes of this Agreement.

(c)	Exclusivity. The license granted under this Agreement is limited in scope and shall be exclusive to CRTX, and the Parties shall structure all of their activities strictly in compliance with such limitations and exclusivity. Accordingly, DCI agrees that that it will not knowingly promote, market, sell or distribute the Products in the Territory to Target Customers.

Corrected and Restated

(d)	Territory. The territory shall be the United States, which includes the fifty (50) states and the District of Columbia and the territories, possessions and commonwealths of the United States (the “Territory”).

(e)	Non-Compete. CRTX agrees that it will not, for the term of this Agreement, and except as permitted by this Agreement, manufacture, promote, market, sell or distribute in the Territory any pancreatic enzyme product that is indicated for the treatment of patients with CF, other than the Products. DCI agrees that it will not, except after offering CRTX the right of first refusal as provided in Section 1(b) above, and that right having not been exercised by CRTX, for the term of this Agreement, engage in any activities in support of the promotion, marketing, sale or distribution of any buffered or non-buffered pancreatic enzyme or any buffering product that could be marketed for use in combination with pancreatic enzymes to treat exocrine pancreatic insufficiency which would compete with the Products in the CF Market.

(f)	Non-solicitation. During the term of this Agreement and for a period of one (1) year thereafter, neither Party shall solicit or cause any other Party to solicit the employment of any employee of the other Party that is at such time working for the other Party.

(g)	Subcontractors. CRTX shall have the right to appoint agents or co-promoters, at its own cost, to promote and market the Products under the terms of this Agreement or to satisfy its obligations under this Agreement, with the prior written consent of DCI, which consent shall not be unreasonably withheld, delayed or conditioned.

(h)	Trademarks. During the term of this Agreement, DCI hereby grants CRTX the right and license to use the trademark “Pertzye®” and any other trademarks and trade names belonging to DCI which relate to the Products (collectively, the “Trademarks”) for the purpose of promoting the Products. CRTX may, with the prior written consent of DCI, which consent shall not be unreasonably withheld, create new slogans, trade dress or logos for use alone or in conjunction with the Trademarks, but shall not otherwise alter, modify or otherwise change the Trademarks. CRTX may also use its own name and logo in connection with CRTX’s activities under this Agreement, provided that the manner of such use has first been approved by the Steering Committee (as defined in Section 2(a)). Nothing in this limited grant of rights shall imply that either Party acquires, nor will it acquire, any further rights whatsoever in or to the trademarks or trade names of the other Party. All goodwill arising from use of a Party’s trademarks shall inure solely to the Party that owns the applicable trademarks.

2. Steering Committee.

(a)	Committee Responsibilities. A joint committee (the “Steering Committee”) shall be responsible for defining plans and strategies, including remedial plans and

Corrected and Restated

strategies, intended to maximize Net Sales (as defined in Section 7(a)) of the Products in the CF Market. To this end, various specific roles and decisions under this Agreement shall be assigned to the Steering Committee.

(b)	Make Up of Steering Committee. The Steering Committee will be formed by two (2) representatives of each Party, and in each case one (1) of such representatives shall be appointed as a co-chair of the Steering Committee. The co-chairs of the Steering Committee shall be the only voting members of the Steering Committee and shall be of the rank of Vice-President or above in their respective organizations. The co-chairs of the Steering Committee may request the input or attendance of others at any Steering Committee meeting, as appropriate with consideration given to the confidential or proprietary nature of any information to be discussed at such meeting. Both Parties recognize that their respective co-chairs may need to obtain guidance and authority from their respective Boards of Directors and/or Chief Executive Officers prior to some decisions, actions, or ballots of the Steering Committee.

(c)	Process of the Steering Committee. The Steering Committee will meet as often as necessary but no less often than once in each calendar quarter, with such quarterly meetings to occur between fifty (50) and sixty-five (65) days after the end of the preceding calendar quarter. A non-regular meeting of the Steering Committee can be called by either co-chair of the Steering Committee at any time upon reasonable notice to the other Steering Committee members. Such notice will not be less than twenty-four (24) hours, unless such minimum notice is waived by both Co-Chairs and will contain the time, place, and the subject matter or objective of the non-regular meeting. The Steering Committee shall be responsible for reviewing each of the matters referred to it under this Agreement, including for illustration purposes those matters referenced in Exhibit C hereto. Meetings may be held in person or by video or telephone conference, except that, unless otherwise agreed, at least two (2) meetings each year shall be attended in person, one (1) at the premises of each Party. Each Party shall pay their own costs for attending each meeting.

(d)	Decisions of the Steering Committee. Decisions of the Steering Committee shall be made by the unanimous vote of the co-chairs and shall be reflected in written minutes of each meeting. CRTX’s co-chair shall be responsible for preparing all minutes of the meetings, and such minutes shall be circulated to DCI’s Steering Committee Members, Board of Directors and/or Chief Executive Officer after each meeting for review. Minutes are not final until they have been approved by the co-chairs of the Steering Committee. A quorum of both co-chairs is required in order to take any vote or make any decision within the purview of the Steering Committee.

(e)

Lack of Unanimity. Any proposed action on which the co-chairs of the Steering Committee are unable to unanimously agree shall not be taken. If not taking such action inhibits either Party from performing its obligations under this

Corrected and Restated

Agreement, the Chief Executives of the Parties shall negotiate in good faith for a period of up to thirty (30) days to reach a reasonable solution, after which period any unresolved dispute shall be subject to the dispute resolution and arbitration procedures set forth in Section 17.

(f)	Right to Inspect. Either Party may request the opportunity to inspect any information presented by the other Party to the Steering Committee, and the Party upon whom a request for inspection is made shall arrange a mutually convenient time for such inspection, which shall be within normal business hours, shall be at the inspected Party’s place of business, shall not exceed three (3) days in duration and shall be entirely at the inspecting Party’s expense.

3. CRTX Obligations - Promotion of the Products.

(a)	Sales Force. CRTX will, at its own expense, on or before March 31, 2014, ensure that at least [***] full time equivalent employees (“FTEs”) are dedicated to the promotion of products to Target Customers in the Territory (the “CF Sales Force”). CRTX shall have the option of adding additional FTEs to the CF Sales Force at its own expense. [***].

(b)	Training. CRTX will ensure that the CF Sales Force is trained in the promotion and sale of the Products in the Territory in the CF Market using materials provided by DCI or prepared by CRTX’s Promotional Review Board and approved by DCI, which approval shall not be unreasonably withheld, delayed or conditioned. CRTX shall complete such training for the initial CF Sales Force within ninety (90) days of the execution of this Agreement. DCI shall, at CRTX expense, cooperate with and contribute to such training. All other direct costs related to the training of the CF Sales Force shall be borne by CRTX.

(c)	Promotion. CRTX shall use all reasonable efforts to promote the sales of the Products in the Territory in the CF Market by detailing the Target Customers. CRTX shall promote the Products in a manner that is consistent with the indications for which the Products are approved by the U.S. Food and Drug Administration (“FDA”), all applicable legal requirements and the standards of professional conduct and diligence that CRTX applies in the promotion of its own products.

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Corrected and Restated

(d)	Promotional Materials. DCI shall provide to CRTX all existing stocks of promotional materials, exclusively used in the CF Market, free of charge. DCI shall own all right, title and interest in and to such promotional materials, but CRTX shall have the right to distribute, reprint and use the promotional materials for promotion and detailing of the Products in accordance with the terms of this Agreement. CRTX shall also have the right to amend the promotional materials provided to it by DCI, provided, however, that any change or development to any promotional materials, or any new promotional materials, will require the approval of CRTX’s Promotional Review Board and DCI, which approval shall not be unreasonably withheld, delayed or conditioned.

(e)	Promotional Spend. CRTX shall invest a total of [***], the “Committed Promotional Spend”) in promotion and marketing of the Products in each of the first [***], twelve (12) month periods beginning with the first calendar quarter date following the Effective Date (each period a “Promotion Year”, with the first such period including the time, if any, between the Effective Date and the first calendar quarter date following the Effective Date). Within forty-five (45) days following the end of each Promotion Year, CRTX shall provide to DCI a reasonably detailed accounting of CRTX’s promotional investment during such Promotion Year. CRTX must spend [***] in the first Promotion Year. In subsequent Promotions Years, a minimum of [***] must be spent in each Promotion Year. If in any Promotion Year, CRTX shall not have satisfied the Committed Promotional Spend requirement, then CRTX shall incur or otherwise make promotional investments in the immediately following Promotion Year in an amount equal to at least the Committed Promotional Spend for such Promotion Year plus the amount of the Committed Promotional Spend from the immediately prior Promotion Year that was not incurred or made. No breach of this subsection shall have occurred unless CRTX fails to satisfy the Committed Promotional Spend requirement for two (2) consecutive years.

(f)	Make Up of Promotional Spend. Items included within the Committed Promotional Spend [***].

(g)	Sample Ordering. CRTX shall order samples according to the procedure and with the lead times and payment terms as the Parties may agree (see Exhibit P), and shall track its distribution of samples according to the requirements of and in compliance with the Prescription Drug Marketing Act (the “PDMA”). CRTX will provide reports to DCI in a format to enable DCI to report to FDA.

(h)	Formulary. CRTX will use its best commercial efforts to pursue the inclusion and improvement of the position of the Products in insurance formularies, and any Government Program (including Medicare and Medicaid) formularies, and shall keep DCI, and the Steering Committee, informed of the proposed terms of any such inclusion or improvement.

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Corrected and Restated

4. CRTX Obligations - Support for the Products.

(a)	Customer Service. CRTX shall establish a call center to manage and respond to customer inquiries relating to the supply and use of the Products in the CF Market. The call center staff shall at all times have access to personnel with at least a Bachelor’s level degree in nursing, pharmacy, or equivalent medical qualifications. CRTX will refer to DCI all inquiries relating to the supply and use of the Products outside the CF Market.

(b)	Information Collection. CRTX will be responsible for collecting information pertaining to customer inquiries as required by the appropriate Code of Federal Regulations. CRTX shall submit all inquiries constituting Complaints under the Quality Agreement to DCI using the form attached as Exhibit D to this Agreement. All such information will be made available to DCI as soon as possible but in no case later than seventy-two (72) hours after receipt by CRTX, or at such earlier time as may be appropriate under applicable regulations.

(c)	Reporting Obligations. As between the Parties, DCI shall be responsible for all regulatory reporting obligations, including the timely reporting of Complaints to appropriate regulatory authorities in accordance with applicable legal requirements.

(d)	Forecasting. CRTX shall provide to the Steering Committee a rolling twelve (12) month forecast of commercial product usage, anticipated prescription demand and sample usage in the CF Market. Such forecast shall be updated and submitted quarterly.

(e)	Reports. Within 45 (forty-five) days of the end of each calendar quarter, CRTX shall submit to the Steering Committee a report setting out all the items listed on Exhibit E and all information in CRTX’s possession that bears on the calculation of Net Sales in the CF Market (the “CRTX Quarterly Report”).

5. DCI Obligations

(a)

Manufacture of the Products. Subject to Section 5(b), DCI shall be solely responsible for the timely manufacture of the Products in sufficient quantities to meet forecast demand, and shall ensure that it, or its contract manufacturer, maintains all necessary quality controls, and that the Products are manufactured in accordance with Current Good Manufacturing Practices (“cGMP”), are

Corrected and Restated

correctly labeled and, at the time of release, meet all Product specifications and other terms of a Quality Agreement substantially in the form attached to this Agreement as Exhibit F (the “Quality Agreement”). The Parties will enter into a separate Quality Agreement in a mutually acceptable form, setting out the protocols that they will follow to ensure that only conforming Products are distributed and sold.

(b)	Manufacturing Capacity; Supply Failure.

(i)	Build Out of Manufacturing Facility. In the event that demand for Products exceeds or is reasonably expected to exceed [***], DCI shall take such steps as may be necessary to expand its manufacturing capacity (whether its own or a contract manufacturer’s); provided, however, that the Parties shall negotiate in good faith with respect to sharing the costs of such expansion [***]. If this situation eventuates at any time during the term of this Agreement that is after March 31, 2020, DCI shall be obligated to effect such expansion but CRTX shall have no obligation to share the costs of expansion unless the Initial Term (as defined in Section 11(a)) is extended by at least an additional five (5) years.

(ii)	Second Source of Manufacturing. CRTX shall have the right, and DCI hereby grants CRTX the right to establish a second source for manufacturing the Products to be utilized only in the circumstances set out in paragraph (iii) below. CRTX shall bear all costs of establishing a second source of manufacture for the Products. DCI shall cooperate as necessary in facilitating the qualification of and transfer of technology to such second source of manufacturing including providing a representative of such source with access, subject to the receipt of customary confidentiality undertakings, to the Back Up Manufacturing Data. DCI shall have authority to oversee the transfer of technology to such second source of manufacturing, including but not limited to the facility and equipment qualifications, process validation, manufacture of stability batches, and submission of associated regulatory documentation.

(iii)	Grant of Manufacturing Rights. Notwithstanding the foregoing provisions, DCI hereby grants to CRTX the right to manufacture the Products in quantities sufficient to meet the forecast demand in the CF Market, but that right shall be exercisable only in the event that (A) DCI fails to meet forecast demand for six (6) consecutive months, or (B) there is a Force Majeure event (as defined in Section 19) that prevents DCI from supplying the Products.

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Corrected and Restated

(iv)	Back Up Manufacturing Data. DCI shall submit all dossiers and materials incorporating the sources of all raw materials and all manufacturing specifications procedures, know-how and master batch records (collectively, the “Back Up Manufacturing Data”), to be held in escrow by a third party, pursuant to the terms of a Back Up Manufacturing Data Escrow Agreement substantially in the form attached as Exhibit G. DCI shall be responsible for updating the Back Up Manufacturing Data as appropriate to ensure they remain current. CRTX shall be entitled to receive all the materials held in escrow under the Back Up Manufacturing Data Escrow Agreement at such time as CRTX’s right to manufacture under Section 5(b)(iii) becomes exercisable.

(v)	Ordering. DCI shall be solely responsible for fulfilling all CRTX Orders and ensuring that the Products are timely shipped in fulfillment of CRTX Orders. DCI shall ensure that sufficient inventories of the Products are maintained at the entrance point in the supply chain, that upon entry into the supply chain, Products have at least twelve (12) months of remaining shelf life, and that the Products are readily available for delivery to customers at all times. DCI agrees to accept and fulfill all CRTX Orders for Products up to one hundred ten percent (110%) of the most recently forecasted demand.

(vi)	Suspension of Performance. Notwithstanding anything contained in this Agreement, CRTX shall additionally have the right to notify the Steering Committee of its intention to suspend its performance of its promotional and detailing activities : (A) in the event that DCI fails or is unable to timely supply Products to satisfy demand as provided in section 5(b)(iii); (B) in the event that DCI fails or is unable to maintain the continued effectiveness of the regulatory approval for the Products (the continuation of which shall be deemed not to have been maintained if the FDA suspends the manufacturing, use, marketing, sale, or promotion of the Products), or (C) in the event of a large-scale recall, large-scale market withdrawal, or similar corrective action with respect to the Products. If thirty (30) days elapse and the Steering Committee is unable to agree upon a solution that corrects the situation referred to above, the matter shall be treated as a dispute, and until such dispute is resolved CRTX shall be released from its obligation to perform promotional and detailing activities, and such obligation shall be reinstated only if and when (1) DCI has cured the issue to CRTX’s reasonable satisfaction and (2) DCI has reasonably satisfied CRTX that DCI can continue to satisfy the requirements of this Agreement on a going-forward basis, at which point CRTX shall use reasonable efforts to resume its promotional and detailing activities under this Agreement. The release of CRTX from its obligations pursuant to this paragraph shall be in addition to all other rights and remedies available to CRTX under this Agreement, at law or in equity or otherwise, with respect to the event(s) triggering such release.

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(c)	Support for DCI CF Sales Force. DCI shall continue to pay commissions to its sales force from the Effective Date through June 30, 2013, as may be necessary and appropriate to ensure that the CF Sales Force can assume its responsibilities without any interruption in sales or customer relations. In addition to the foregoing, DCI agrees that CRTX shall be free to adopt (and fund) a bonus plan or other incentive package for the transitioning DCI representatives that will appropriately align their interests with those of the CF Sales Force.

(d)	Regulatory Reporting. DCI shall be responsible for handling all regulatory inquiries whether or not related to the CF Market. DCI shall be responsible for all regulatory reporting requirements and performing all other functions related to regulatory which CRTX is not specifically responsible for under this Agreement. DCI shall be responsible for the timely reporting and investigation of all product quality complaints. DCI shall be responsible for reporting all adverse event information (Expedited and Periodic Adverse Drug Experience Reports (PADERS)) to appropriate regulatory authorities in accordance with applicable legal requirements. DCI shall also be responsible for adverse event related activities including but not limited to reviewing scientific literature, signal detection, record retention, maintaining data privacy, and preparing and delivering ad-hoc reports requested by health authorities and audits.

(e)	Relations with Wholesalers. DCI shall be primarily responsible for negotiating agreements with wholesalers covering sales of the Products that are not purchased primarily for distribution in the CF Market; to the extent that such existing contracts, if any, are assignable and relate to Products that are purchased by Target Customers, DCI shall assign them to CRTX.

(f)	Regulatory Compliance. Except as set forth in Section 3(d), and except as may be required under the terms of the Quality Agreement, DCI shall be responsible for all communication with any governmental agencies and for satisfying all regulatory requirements relating to the promotion and sale of the Products in the Territory, including any post marketing clinical or reporting requirements.

(g)

Prosecution and Maintenance of Intellectual Property. DCI will maintain at its own cost all issued US patents covering the composition or use of the Products including payment of all maintenance fees. DCI will vigorously prosecute any pending patents in the Territory relating to the Products, and, to the extent such pending patents include claims that may cover the use of the Products to treat CF, will provide CRTX with an opportunity to review and comment on any patent office submission relating to such pending patents. In the event that DCI does not intend to prosecute, or does not timely prosecute, any such pending patent, then (i) CRTX shall have the right to prosecute it at CRTX’s own discretion and at CRTX’s own expense, and (ii) DCI shall take such actions as are necessary to

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enable CRTX to so prosecute such pending patent application and (iii) DCI hereby grants to CRTX a perpetual exclusive Revenue Split free license to practice any resulting patent but such prosecution shall not obligate DCI to relinquish any other rights of intellectual property and ownership of patents to CRTX.

(h)	Defense of Intellectual Property. DCI will vigorously assert and defend the patents in the Territory covering the Products and their use, and will take all reasonable measures, taking into account the cost and potential commercial benefit of such actions at its sole discretion, to seek to enjoin the entry into the market of any generic product that might infringe such patents. In the event that DCI does not intend to assert or defend any such patent, DCI shall grant to CRTX the right to assert and/or defend it at CRTX’s own discretion and at CRTX’s own expense but such defense shall not obligate DCI to relinquish any such rights of intellectual property and ownership of patents to CRTX.

(i)	Damages. In the event that as a result of assertion of intellectual property rights there is a final, non-appealable award of costs and or damages in favor of either or both of the Parties, all of such awards shall be apportioned as follows: (A) first, to reimburse the Party asserting the intellectual property rights for all costs incurred by that Party, including actual attorneys’ fees, in asserting such rights; (B) second, to reimburse the other Party for all costs incurred supporting the efforts of the Party asserting the intellectual property rights, including actual attorney’s fees, with (C) the remainder, if any, to be apportioned between the Parties whereby CRTX receives the CF Percentage of such remainder, and DCI receives a percentage of such remainder equal to one hundred percent (100%) minus the CF Percentage.

(j)	Reports. Within 45 (forty-five) days of the end of each calendar quarter, DCI shall submit to the Steering Committee a report setting out all the items listed on Exhibit E and all information in DCI’s possession that bears on the calculation of Net Sales in the CF Market (the “DCI Quarterly Report”).

6.	Ordering; Logistics; Invoicing; Collection.

(a)	CRTX Orders. CRTX shall have the sole right to solicit orders from Target Customers in the Territory in the CF Market as described in Section 1(a), and shall arrange for a copy of any such order (a “CRTX Order”) to be simultaneously conveyed to the DCI order processing. DCI shall treat any such order as an order placed by CRTX for drop shipment to the Target Customer’s address referenced on the order. CRTX shall be responsible for shipping costs.

(b)	Invoice for Products from DCI to CRTX. Upon receipt of a CRTX Order for Products, DCI shall issue an invoice, upon shipment of the Product covered by such CRTX Order, to CRTX in an amount calculated according to the procedure set out on Exhibit H (“Estimated Revenue Split”). Such invoice shall be payable net thirty (30) days.

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(c)	Unanticipated Costs. In the event that DCI incurs direct manufacturing costs, or costs resulting from a change in regulation, which are not reasonably foreseeable, which are not caused by the negligence, wrongdoing or breach of this Agreement by DCI, [***], then upon DCI’s request the Steering Committee shall determine whether a change in the Estimated Revenue Split and/or the manner of paying the same may be appropriate in order to ensure that such costs are equitably apportioned between the Parties.

(d)	CRTX Order Fulfillment. Subject to Section 5(b)(v), DCI shall be solely responsible for fulfilling all CRTX Orders. DCI shall notify CRTX of all shipments of Products covered by CRTX Orders, providing applicable shipping documentation upon request.

(e)	Invoicing and Collection for CRTX Orders. CRTX shall be responsible for directly invoicing Target Customers for Products covered by CRTX Orders. CRTX shall also be responsible for collecting all payments due under invoices that it issues for the Products.

7. Financial Definitions

Wherever used in this Agreement, the following terms shall have the following meanings:

(a)	“Net Sales” means the gross amount recorded by CRTX or DCI (respectively) for bona fide sales of Products to an unrelated third party, less the following amounts actually incurred or accrued in accordance with U.S. generally accepted accounting principles applied in a consistent manner:

(i)	Credits or allowances granted for spoilage or damage related to the Products, returns, recalls or rejections of the Products, and price adjustments;

(ii)	Normal and customary trade, quantity, and cash discounts actually allowed;

(iii)	Ordinary and necessary freight out, postage, shipping, insurance and other transportation charges to the extent included in the invoice price to a third party;

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

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(iv)	Legally allowed chargebacks, rebates and fees or similar payments actually granted to customers, including, without limitation, pharmacy benefit management companies, health maintenance organizations, managed care organizations, federal, state, local and other governments, their agencies and purchasers and reimbursers;

(v)	Sales, use or value-added taxes imposed on sale of the Products;

(vi)	Launch discounts, stocking fees and other discounts extended to wholesalers, distributors, chain drug stores and other third party organizations who distribute the Products;

(vii)	Credit card processing charges and fees; and

(viii)	any amounts actually written off or specifically identified as uncollectible in accordance with GAAP;

solely to the extent the above deductions are taken in accordance with GAAP applicable to the particular selling entity.

Use of Products for promotional, sampling or compassionate use purposes or for use in clinical trials (but excluding post-approval clinical trials for which compensation is received by the selling entity) shall not be considered in determining Net Sales.

Co-pay assistance amounts paid shall not be deducted from gross receipts in calculating Net Sales.

In the case of any sale of Products between a Party and its affiliates or sublicensees for resale, Net Sales shall be calculated as above only on the first arm’s length sale thereafter to an unrelated third party.

A Net Sale shall be deemed to have been made upon the date such sale is so recorded in accordance with GAAP.

(b)

“The CF Market” shall mean all prescriptions for the Products in the Territory identified to a diagnosis code that is related to CF plus a percentage of any prescriptions for the Products in the Territory that are not identified to a particular diagnosis code. The amount of such unidentified prescriptions that will be considered to be part of the CF Market shall be determined by multiplying the amount of such unidentified prescriptions by a fraction, the numerator of which is (X) all prescriptions written for the Products that are identified to a diagnosis code that is related to CF and the denominator of which is (Y) all prescriptions written for the Products. Expressed as a percentage, such fraction is referred to as the “CF Percentage.” The data on which these calculations are based shall be

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derived from (i) prescription level data provided to CRTX by specialty pharmacies within CRTX’s promotion network, and (ii) prescription level data provided to and reported by IMS or SHA and reported to CRTX.

Exhibit I sets forth examples of the use of these definitions to calculate Net Sales and Exhibit J sets forth examples of the use of these definitions in the calculation of the CF Market.

8. Financial Terms - Lump Sum Payments

(a)	Escrow Payment at Execution. Subject to the fulfillment of the condition precedent set forth in Section 29 below, CRTX shall, within seven (7) days after the execution and delivery of this Agreement by both Parties, pay the amount of Ten Million U.S. Dollars ($10,000,000) (The “Escrow Payment”) into an escrow account that is subject to the terms and conditions of the Escrow Agreement attached as Exhibit Q to this Agreement, which amount shall be released from escrow only in the circumstances and for the purposes and in the manner described in Exhibit M.

(b)	First Milestone. Within sixty (60) days after the end of the calendar quarter in which the cumulative total of Net Sales in the CF Market after the Effective Date reaches Five Million U.S. Dollars ($5,000,000), CRTX shall pay to DCI the amount of Five Million U.S. Dollars ($5,000,000) (The “First Milestone”).

(c)	Second Milestone. Within sixty (60) days after the end of the first calendar year in which the total of Net Sales in the CF Market in such calendar year exceeds Ten Million U.S. Dollars ($10,000,000), CRTX shall pay to DCI the amount of Two Million and Five Hundred Thousand U.S. Dollars ($2,500,000) (The “Second Milestone”).

(d)	Third Milestone. Within sixty (60) days after the end of the first calendar year in which the total of Net Sales in the CF Market in such calendar year exceeds Fourteen Million U.S. Dollars ($14,000,000), CRTX shall pay to DCI the amount of One Million and Five Hundred Thousand U.S. Dollars ($1,500,000) (The “Third Milestone”).

(e)	Fourth Milestone. Within sixty (60) days after the end of the first calendar year in which the total of Net Sales in the CF Market in such calendar year exceeds Eighteen Million U.S. Dollars ($18,000,000), CRTX shall pay to DCIthe amount of Five Million and Five Hundred Thousand U.S. Dollars ($5,500,000) (The “Fourth Milestone”).

(f)	Fifth Milestone. Within sixty (60) days after the end of the first calendar year in which the total of Net Sales in the CF Market in such calendar year exceeds Thirty-Three Million U.S. Dollars ($33,000,000), CRTX shall pay to DCI the amount of Five Million and Five Hundred Thousand U.S. Dollars ($5,500,000) (The “Fifth Milestone”).

(g)	Multiple Milestones. If more than one (1) milestone is passed in a calendar year, the milestones due in respect of all such milestones shall be due within sixty (60) days after the end of such calendar year.

Corrected and Restated

9. Financial Terms - Revenue Split and Copromotion Revenue Payments

CRTX shall make Revenue Split payments to DCI and DCI shall make Copromotion Revenue payments to CRTX on a quarterly basis, as follows:

(a)	Revenue Split Calculation. The CRTX Quarterly Report delivered pursuant to Section 4(e) shall include (i) a calculation of Revenue Split payable, (ii) a summary of the data in CRTX’s possession necessary to calculate Net Sales in the CF Market for such calendar quarter and to enable DCI to comply with its government reporting requirements under those programs referenced in Section 10(b) (“Governmental Programs”), and (iii) all Estimated Revenue Split amounts paid by CRTX , in the quarter covered by the CRTX Quarterly Report. Estimated Revenue Split amounts paid by CRTX for Products purchased at Estimated Revenue Split amounts shall be offset against the Revenue Split payable by CRTX to DCI in respect of such quarter. Exhibit O provides an excel sheet and an example of this calculation.

(b)	Copromotion Revenue Calculation. The DCI Quarterly Report delivered pursuant to Section 5(j) shall include (i) a calculation of Copromotion Revenue payable, and (ii) a summary of the data in DCI’s possession necessary to calculate Net Sales in the CF Market for such calendar quarter.

(c)	Review and Reconciliation. Each Party shall have a maximum of thirty (30) days from the date of receipt of the data supplied by the other Party pursuant to Sections 9(a) and 9(b), respectively, to review such data and to dispute the contents thereof, and to determine what adjustments to it may be appropriate. Such adjustments shall include, but not be necessarily limited to, (i) taking into account amounts collected by CRTX in respect of sales that are not in the CF Market, (ii) making arrangements for CRTX to reimburse DCI an amount that is a portion of any rebates (except rebates relating to sales of Product made before the Effective Date of this Agreement) actually paid by DCI in any quarter pursuant to any Governmental Programs that is equal to the CF Percentage for such quarter, and (iii) adjusting such amount to take account of which Party negotiated the Best Price or similar standard used in calculating such rebates, and the extent to which such reference price differs from the lowest equivalent price negotiated by the other Party.

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(d)	Payment. At the completion of such maximum thirty (30) day period, (i) CRTX shall make a Revenue Split payment to DCI in the amount of [***] of the undisputed portion of the Net Sales in the CF Market that is attributable to CRTX Orders for such quarter, as offset by Estimated Revenue Split amounts paid by CRTX, and (ii) DCI shall make a Copromotion Revenue payment to CRTX in the amount of [***] of the undisputed portion of the Net Sales in the CF Market that is attributable to DCI’s sales of the Products for such quarter.

(e)	Disputes. In the event either Party disputes any portion of the calculated Revenue Split or Copromotion Revenue for a given quarter, the disputing Party shall have the right to particular data underlying such dispute. The audited Party shall arrange a mutually convenient time for such audit, which shall be within normal business hours, shall be at the audited Party’s place of business, shall not exceed three (3) days in duration and shall be entirely at the auditing Party’s expense. In the event that the audit does not conclusively resolve the dispute, it shall be settled pursuant to the dispute resolution and arbitration procedures set forth in Section 17.

(f)	Trailing Consideration. In the event that this Agreement is terminated for any reason defined in this Agreement prior to the expiration of its Initial Term, DCI shall continue to calculate Net Sales in the CF Market for a further eight (8) calendar quarters or, if this Agreement would otherwise have expired before the end of the eighth such quarter, up to the original expiration date, and shall pay CRTX [***] of such amount within ninety (90) days of the end of each calendar quarter, subject to the dispute resolution and arbitration procedures set forth in Section 17, provided, however, that quarterly payments not to exceed the average of the last two (2) quarters prior to termination, and aggregate payments shall not exceed the Revenue Split paid by CRTX in the last eight (8) quarters prior to termination.

(g)	Maintenance of Books and Records. Each Party shall maintain all books and records necessary to calculate the Net Sales, and Net Sales in the CF Market for seven (7) years after the end of the calendar year to which such books and records pertain.

10. Rebates, Returns and Recalls.

(a)	NDC Numbers. All sales of Products shall be made under DCI’s existing National Drug Code (“NDC”) numbers.

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

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(b)	Government Rebates. DCI shall have all of the responsibility for entering into contracts to pay, and paying all rebates that are payable pursuant to any government rebate programs with respect to the Products and for filing all necessary documentation relating to the reporting of Average Manufacturer Price (as defined in the Social Security Act, 42 U.S.C. §1396r-8(k)) and Best Price (as defined in the Social Security Act, 42 U.S.C. § 1396r-8(c)(1)(C)), or other data or information regarding sales, timing and pricing, for the Products as required by the applicable Governmental Program. Each Party will in a timely manner provide to the other Party any information required to comply with these reporting requirements. “Governmental Programs” shall include, but not be limited to, Medicaid, Medicare Part D, Public Health Section 340B, TriCare and the Department of Defense/Department of Veterans Affairs.

(c)	Commercial Rebates. Each Party shall have absolute discretion to negotiate the terms and conditions of all customer agreements with non-governmental payors, that such Party desires to enter into and that provide for a rebate or chargeback or similar discount arrangement. Each Party shall have sole responsibility for paying all rebates that are payable pursuant to any such customer agreements that such Party concludes with a customer; provided that in no event shall the foregoing require CRTX to make payment of any rebate covered by Section 10(b), all of which shall be paid solely by DCI.

(d)	Returns to CRTX. All invoices for CRTX Orders shall include a provision requiring returns of Products to be made through a returns processor nominated by CRTX and approved by the Steering Committee. CRTX shall be financially responsible for all returns of Products sold pursuant to CRTX Orders and returned through the nominated returns processor.

(e)	Other Returns. DCI shall be financially responsible for all other returns of Products made by any customer at any time. If any Product other than a Product sold pursuant to a CRTX Order is returned to CRTX, CRTX will promptly transfer such returned Product to DCI for processing. To the extent that returned Products are returned to DCI by a customer of CRTX, DCI shall promptly process such return in accordance with DCI’s Return Goods Policy as referenced in Exhibit N and so advise CRTX and CRTX shall take such steps as may be necessary to ensure that such customer is properly credited and that documentation sufficient to support the determination of the appropriate customer credit and its issuance is provided to DCI.

(f)	Recalls. DCI shall inform and seek and consider the input of CRTX with respect to decisions and actions relating to the recall or proposed recall of any of the Products but shall be ultimately responsible for all such decisions. All third party or out of pocket costs of recall, including costs related to the return of Product in a recall, will be borne by DCI. CRTX will assist in any recall activities. DCI shall replace Products returned as a result of a recall at its own cost and expense.

Corrected and Restated

11. Term of Agreement

(a)	Initial Term. This Agreement shall become effective on the Effective Date and unless otherwise terminated or renewed pursuant to its terms, shall have an initial term of ten (10) years (the “Initial Term”).

(b)	Extension Term. After the Initial Term, this Agreement shall renew automatically for successive additional terms of two (2) years each (each an “Extension Term”) unless either Party provides written notice to the other that it does not wish to renew the agreement, and such notice is received at least six (6) months prior to the expiration of the Initial Term or the then current Extension Term, as applicable.

12. Termination.

(a)	Automatic Termination. This Agreement shall terminate upon written notice of the Party not suffering the event to the other if the other Party enters proceedings in bankruptcy, voluntarily or involuntarily, or becomes unable, in the ordinary course of business, to pay its obligations in a timely manner.

(b)	Termination by DCI. DCI may terminate this Agreement:

(i)	upon ninety (90) days written notice to CRTX if CRTX is in breach of any material obligation under this Agreement, and such breach is not cured within such ninety (90) day period; or

(ii)	upon thirty (30) days written notice if (A) Net Sales in the four (4) calendar quarters preceding July 1, 2016 are less than Seven Million U.S. Dollars ($7,000,000); and (B) if upon receipt of such notice, CRTX does not, within fifteen (15) days, make a pre-payment to DCI of Revenue Split in an amount equal to the difference between the amount of the Revenue Split payments DCI would have received had Net Sales been Ten Million U.S. Dollars ($10,000,000) and the amount of Revenue Split payments DCI had actually received during such four calendar quarters, and (C) during such period, there has been no interruption in the supply of Products; or

(iii)	upon thirty (30) days written notice if (A) Net Sales in the four (4) calendar quarters preceding July 1, 2018 are less than Eighteen Million U.S. Dollars ($18,000,000) and (B) upon receipt of notice CRTX does not, within fifteen (15) days, make pre-payment to DCI of (if not previously paid) the Third Milestone and the Fourth Milestone; and (C) during such period there has been no interruption in the supply of Products.

provided, however, that as a condition to its exercise of its rights under paragraphs (ii) or (iii) above, DCI shall pay to CRTX an amount equal to all of the Milestone payments, if any, paid by CRTX to DCI through the date of termination pursuant to Sections 8(b) through 8(f) above (but not Section 8(a)).

Corrected and Restated

(c)	Termination by CRTX. CRTX may terminate this Agreement upon ninety (90) days written notice to DCI if:

(i)	DCI is in breach of any material obligation under this Agreement, and such breach is not cured within such ninety (90) day period; or

(ii)	a generic or branded generic version of any of the Products is approved for sale in the Territory; or

(iii)	DCI is unable to manufacture the Products or supply Products from a second source, sufficient to meet demand, for a period exceeding one hundred eighty (180) days, and CRTX chooses not to exercise any of its rights to manufacture under Section 5(b) (iii); or

(iv)	DCI’s intellectual property is abandoned or is determined to be invalid, or the sale of the Products is suspended because an injunction is granted to a party who alleges that the Products infringe such party’s intellectual property; or

(v)	DCI is enjoined by any governmental authority or regulatory agency from offering the Products for sale, including as a result of DCI’s failure to uphold its post-marketing commitments;

(vi)	At the first opportunity, but in any event within thirty (30) days after the completion of the GMP Audit and CRTX’s receipt of the GMP Audit Report, CRTX determines and so notifies DCI that, in CRTX’s absolute discretion, its observations during the GMP Audit and/or findings in the GMP Audit Report make termination in the best interests of CRTX (an “Early Termination”);

(vii)	If DCI informs CRTX that SPL will not or cannot take, or DCI does not intend to support SPL in taking, the corrective actions and address the deficiencies, if any, referenced in the GMP Audit Report (“DCI Audit Refusal Notice”), CRTX, in its absolute discretion, may terminate this Agreement (“DCI Audit Refusal Termination”); provided, however, such DCI Audit Refusal Notice must be provided to CRTX within thirty (30) days after receipt by CRTX of the GMP Audit Report. If DCI does not provide such DCI Audit Refusal Notice within such time period, it will be deemed to be that SPL has agreed to remedy, and DCI has agreed to technically support SPL in remedying, all of the deficiencies noticed in the GMP Audit Report, and SPL has agreed to take, and DCI has agreed to technically support SPL in taking all of the corrective actions set forth in the GMP Audit Report; or

(viii)	At the first opportunity, but in any event within thirty (30) days after CRTX acknowledgement of receipt by CRTX of SPL’s plan to address the corrective actions and/or deficiencies, if any, referenced in the GMP Audit Report to be provided by DCI pursuant to 13(l), CRTX has determined, in its reasonable discretion, that the corrective actions and/or deficiencies, if any, referenced in such plan cannot reasonably be completed or remedied by SPL or DCI within a reasonable time frame (an “Audit Termination”).

Corrected and Restated

(d)	Termination by either Party. A Party may terminate this Agreement upon as much notice as practicable in the event that a Force Majeure Event affecting the other Party has persisted for more than one hundred eighty (180) days notwithstanding the good faith efforts of the Parties to rearrange their relationship in light of such event on an expedited basis.

(e)	Consequences of Termination. Upon expiration or termination of this Agreement for any reason,

(i)	all outstanding amounts payable by one Party to the other shall be calculated and agreed and the owing company shall pay the owed company in full within ninety (90) days;

(ii)	each Party will discontinue any and all use of the other’s trademarks;

(iii)	CRTX will return and DCI will repurchase any unused samples, with payment for such samples being due within ninety (90) days;

(iv)	each Party will return to the other or destroy any confidential information of the other acquired during the term of this Agreement;

(v)	if there is an Early Termination or a DCI Audit Refusal Termination or an Audit Termination, all of the funds at such time remaining in the escrow established pursuant to clause 8(a) shall be released in the manner provided for in Exhibit M; and

(vi)	Sections 1(e), 4(e) (to the extent relevant to activities occurring at expiration or termination of this Agreement), 5(d), 5(j) (to the extent relevant to activities occurring at expiration or termination of this Agreement), 6(e) (to the extent relevant to activities occurring at expiration or termination of this Agreement), 7, 8 (to the extent the event giving rise to a payment thereunder occurs prior to the effective date of expiration or termination, but subject to the requirement in Section 9, 10, 12(e) and 15 through 28 shall survive an expiration or termination of this Agreement in accordance with their respective terms).

Corrected and Restated

13. DCI Covenants, Representations and Affirmations.

(a)	Authorization; No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) are within the corporate power of DCI and have been duly authorized by all necessary proceedings of DCI, and (ii) do not or will not: (A) conflict with or result in a breach of any provision of DCI’s organizational documents, (B) result in a material breach of any material agreement to which DCI is a party, (C) result in a violation of any governmental order to which DCI is subject, (D) require DCI to obtain any material approval or consent from any governmental authority, parent organization or third party, or (E) violate any legal requirement applicable to DCI in any material respect.

(b)	Financial Condition. DCI affirms that the information that it has provided to CRTX as to its financial condition is, and will at all times remain, true, complete and correct in all material respects, and agrees to provide CRTX with such access to its books and records as CRTX may reasonably request in order to verify the continuing accuracy of such information.

(c)	Due Diligence. DCI agrees to grant to CRTX such access as it may reasonably request to conduct confirmatory due diligence, the satisfactory completion of which shall be a condition precedent to the effectiveness of this Agreement. In addition, DCI covenants that it will:

(i)	for DCI’s fiscal year 2014, and every year thereafter that this Agreement is in force, DCI shall provide CRTX with financial statements audited by a certified public accountant, licensed in Pennsylvania or New Jersey and in good standing. The audited financial statements shall consist of a balance sheet wherein the assets, liabilities and equity of the firm are disclosed, an income statement reporting the revenues and expenses for the current fiscal year and explanatory notes, as well as the report of the auditor expressing the auditor’s conclusion based on the results of the audit. The audited financial statement shall be delivered to CRTX within ninety (90) days of the close of DCI’s fiscal year; and

(ii)	regularly review its financial standing and immediately notify CRTX should its resources be such as to call into question its viability to function as a going concern for at least the next twelve (12) months, having due regard to its GAAP assets and liabilities as well as known or potential liabilities that may arise. Following such notice, the Parties shall enter into good faith negotiations for the purpose of restructuring this Agreement or identifying other solutions in order to avert the potential insolvency.

(d)

Title to Assets and Products. DCI affirms that, except as referenced in Section 29 of this Agreement, it (i) owns in its own right the entire right, title and interest in all the assets necessary to operate the business of manufacture, distribution and sale of the Products in the manner in which such business is currently conducted,

Corrected and Restated

and in the Products, free and clear of any security interest, lien, encumbrance, pledge, assignability or transferability restriction, community property or other spousal partner interest or other burden of any nature whatsoever, that would interfere with the exclusive license granted to CRTX pursuant to this Agreement, and (ii) is in its own right a party to all contractual agreements or arrangements that are necessary to operate the business of manufacture, distribution and sale of the Products in the manner in which such business is currently conducted.

(e)	Regulatory Compliance. DCI covenants that it will timely fulfill all post-marketing requirements imposed by FDA in connection with the approval of the New Drug Application for the Product. DCI affirms that it has not received any indication from the FDA or any other governmental authority or regulatory agency that the Products (including their packaging and labeling) do not comply with applicable regulatory requirements.

(f)	No Defects. DCI affirms that the Products (including packaging and labeling) delivered to customers will be manufactured in accordance with cGMP, meet all applicable as well as the requirements of the Quality Agreement and are not misbranded or adulterated and that each Product is identifiable to a particular batch number.

(g)	Shelf Life. DCI affirms that the Products when delivered to specialty pharmacies or other customers in the CF Market will have at least twelve (12) months of shelf life.

(h)	Developments. DCI affirms that it has disclosed to CRTX all of its plans to develop enhanced or successor presentations of the Products and will continue to promptly make such disclosures at all times during the term of this Agreement.

(i)	Intellectual Property. DCI affirms that to the best of its knowledge the Products do not infringe the intellectual property rights of any third party, and that to its knowledge no claims exist alleging such infringement. DCI further affirms that to its knowledge no claims exist alleging the invalidity of the patents covering the Products.

(j)	Government Programs. DCI affirms that all information provided to any governmental authority in connection with sales of the Products or rebates due with respect to such sales has been and will be complete and accurate in all material respects and that CRTX may rely upon such information in fulfilling its regulatory reporting obligations.

(k)	No Conflicts. DCI affirms that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement.

Corrected and Restated

(l)	Supply Agreement. DCI covenants and affirms that:

(i)	it will audit the compliance with Good Manufacturing Practices of its raw material supplier Scientific Protein Laboratories LLC (“SPL”) on or about June 4, 2013 and will (A) provide CRTX, or representatives of CRTX, with the opportunity to review the audit plan and to attend, observe and participate in such audit and (B) will furnish CRTX a true and complete copy of the resulting report (the “GMP Audit Report”) as soon as the same is available, and (C) will furnish CRTX a true and complete copy of SPL’s plan to address the corrective actions and/or deficiencies, if any, referenced in the GMP Audit Report as soon as the same is available and obtain written acknowledgement by CRTX of receipt of the same.

(ii)	it will assist and support SPL in taking any corrective actions that such audit and the resulting report may recommend;

(iii)	it will procure, and deposit with the Back-Up Manufacturing Data, within one hundred eighty (180) days of the Effective Date, the consent of SPL to the assignment to CRTX of DCI’s rights and obligations under the Supply Agreement dated January 15, 2013 between DCI and SPL, which consent shall be (A) effective as of release of the consent document to CRTX from the escrow (and CRTX can date such consent the date of release of the consent from escrow) and (B) in form and substance reasonably acceptable to CRTX.

14. CRTX Covenants, Representations and Affirmations.

(a)	Authorization; No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) are within the corporate power of CRTX and have been duly authorized by all necessary proceedings of CRTX, and (ii) do not or will not: (A) conflict with or result in a breach of any provision of CRTX’s organizational documents, (B) result in a material breach of any material agreement to which CRTX is a party, (C) result in a violation of any governmental order to which CRTX is subject, (D) require CRTX to obtain any material approval or consent from any governmental authority, parent organization or third party, or (E) violate any legal requirement applicable to CRTX in any material respect.

(b)	[intentionally omitted]

(c)	No Conflicts. CRTX affirms that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement.

(d)

Due Diligence. CRTX agrees to grant to DCI such access as it may reasonably request to conduct confirmatory due diligence, the satisfactory completion of which shall be a condition precedent to the effectiveness of this Agreement. In addition, for any fiscal year in which CRTX is not required to make public disclosures on SEC Forms 10-Q and 10-K, for so long as this Agreement is in force, CRTX shall provide DCI with financial statements audited by a certified

Corrected and Restated

public accountant, licensed in North Carolina and in good standing. The audited financial statements shall consist of a balance sheet wherein the assets, liabilities and equity of the firm are disclosed, an income statement reporting the revenues and expenses for the current fiscal year and explanatory notes, as well as the report of the auditor expressing the auditor’s conclusion based on the results of the audit. The audited financial statement shall be delivered to DCI within ninety (90) days of the close of CRTX’s fiscal year.

15. Relationship of the Parties. In fulfilling its obligations under this Agreement, CRTX is acting as an independent contractor. Except as contemplated under this Agreement, it does not have the right to, and will not at any time hereafter without DCI’s prior written consent, transact any business in the name of DCI or obligate it in any manner, character or description. Absent its prior written consent, DCI shall not, under any circumstances, be liable for any agreement, contract, representation or warranty which CRTX has made or may enter into or make. CRTX shall indemnify and hold DCI harmless from the consequences of representations or warranties made by CRTX except as expressly authorized by DCI in writing. This Agreement does not establish or create a partnership or joint venture among the Parties.

16. Compliance with Laws. Each Party shall in all material respects conform its practices and procedures relating to the marketing, detailing and promotion of the Products in the Territory to all applicable laws, regulations and guidelines, including, but not limited to, the Food, Drug and Cosmetic Act, the Food and Drug Administration Amendments Act of 2007, the Prescription Drug Marketing Act, the Anti-Kickback Statute (42 U.S.C. 1320a-7b(b)), the Generic Drug Enforcement Act of 1992 and the American Medical Association (“AMA”) Guidelines on Gifts to Physicians from Industry (the “AMA Guidelines”), as the same may be amended from time to time. Each of DCI and CRTX shall promptly notify the other Party of and provide such Party with a copy of any material adverse correspondence or other reports with respect to the promotion of the Products that is received from the marketplace, or from the U.S. Department of Health and Human Services or its components (including the FDA and the Office of the Inspector General), or from the AMA relating to such laws, regulations and guidelines.

17. Dispute Resolution.

(a)	Steering Committee. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in the forum of the Steering Committee.

(b)	Executives. Subject to Section 2(e), if the Steering Committee is unable to resolve any dispute, or if any dispute arises that is not related to the matters specifically delegated to the Steering Committee under this Agreement, it shall be referred to the Chief Executives of the Parties who shall negotiate in good faith for a period of up to thirty (30) days to reach a reasonable solution.

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(c)	Mediation. Any dispute that has not been resolved by the Chief Executives after thirty (30) days shall be referred to mediation before a mediator that is mutually acceptable to the Parties, and such mediation shall be conducted as soon as practicable, but in no event after more than a further sixty (60) days.

(d)	Arbitration. Any claim of either Party that arises out of a dispute that has not been resolved through mediation shall be settled by arbitration in accordance with the then current Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by three (3) independent and impartial arbitrators. Each Party shall appoint one (1) arbitrator, and the two (2) arbitrators will select a third. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §1-16. The Parties agree that limited discovery shall be allowed in accordance with the Federal Rules of Civil Procedure, Rule 26(a)(1) - (3) (as in effect on the date hereof), which disclosure shall be made within sixty (60) days of the initiation of arbitration. All issues regarding compliance with this mandatory disclosure shall be decided by the arbitrators pursuant to the Federal Rules of Civil Procedure, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

(e)	Choice of Law. The arbitrators shall determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure) of the State of New York. The place of arbitration shall be in the State of New York.

(f)	Injunctive Relief. Nothing in this Article 17 shall limit the Parties rights to seek injunctive relief under the Confidentiality Agreement.

(g)	Step In Rights. Nothing in this Article 17 shall limit the right of either Party, after initiation of the dispute resolution procedures envisaged in this Section 17, to step in and take any action on behalf of the other Party that is reasonably necessary to ensure the continued lawful sale of Products in the CF Market, and to the extent the Party so stepping in incurs out of pocket expenses in taking such action on behalf of the other Party, it may offset such expenses against its financial obligations to the other Party under this Agreement until such time as any underlying dispute is finally resolved.

18. Confidentiality; Public Announcements.

(a)	The Parties have previously executed a Confidentiality Agreement (the “Confidentiality Agreement”) and an amendment thereto, both of which appear as Exhibits L and L-1, and are hereby incorporated by Reference in this Agreement and made a part hereof, provided, however, that, the uses of confidential information permitted under the Confidentiality Agreement shall include all uses that may be necessary or desirable to enable CRTX to perform its obligations under this Agreement, and to the extent that any provisions of the Confidentiality Agreement conflict with any provisions of this Agreement, the provisions of this Agreement shall govern.

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(b)	The Parties have agreed on an initial press release of the transaction contemplated by this Agreement which is attached hereto as Exhibit K (the “Initial Press Release”). The Initial Press Release may be issued or used by each Party individually or by the Parties jointly on or after the Effective Date. Thereafter, each Party may disclose the information contained in such press release without need for further approval by the other.

(c)	CRTX may make subsequent public disclosures from time to time after good faith consultation with DCI. DCI may make such public disclosures only with the approval of CRTX, which approval will not be unreasonably withheld or delayed. When a Party (the “Requesting Party”) elects to make any such public disclosure, it will give the other Party (the “Cooperating Party”) at least five (5) business days notice to review and comment on such statement, and in any event the Cooperating Party shall work diligently and reasonably to agree on the text of any proposed disclosure in an expeditious manner.

19. Force Majeure. Neither Party shall be liable for failure or delay in fulfilling its obligations under this Agreement where such failure or delay is due, in whole or in part, to intervention of any governmental authority or acts of regulatory agencies, fires, earthquakes, acts of God or causes beyond its reasonable control (each a “Force Majeure Event”). If a Force Majeure Event occurs, the affected Party shall promptly notify the other Party, and the Parties shall attempt, in good faith, to rearrange their relationship, including by amicable termination, so as to minimize the ill effects of the event on each other.

20. Notices. Wherever notice is required or permitted hereunder, it shall be by personal delivery, first class mail, overnight delivery service, or sent by facsimile transmission, with electronic confirmation, properly directed to the Party at its address and contact information listed below, and shall be effective upon receipt in the case of personal delivery, overnight delivery or facsimile, and five days after mailing in the case of first class mail. Said address and contact information may be changed from time to time by similar written notice.

If to CRTX:	If to DCI:
Cornerstone Therapeutics Inc.	Digestive Care Inc.
1255 Crescent Green Drive	1120 Win Drive
Cary, NC 27518	Bethlehem, PA 18017

Attention: General Counsel	Attention: Chief Executive Officer
Phone: 9196786524	Phone: 610-882-5950
Fax: 9196786599	Fax: 610-882-0349

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21. Indemnification.

(a)	Indemnity.

(i)	Each Party (each, an “Indemnifying Party”) shall defend, at its own expense, indemnify, and hold harmless the other Party (the “Indemnified Party”) and its Affiliates, and its and their respective directors, officers, employees, agents and other representatives (collectively, the “Indemnified Persons” of the Indemnified Party), from and against any and all damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees (“Losses”) arising out of any third party claim, suit or proceeding (“Claim”) brought against the Indemnified Party or its Indemnified Persons to the extent such Claim arises out of or relates to (A) any breach or violation by the Indemnifying Party of, or failure to perform by the Indemnifying Party of, any representation, warranty, covenant, or other obligation in this Agreement, or the falsehood of any affirmation of the Indemnifying Party, in each case unless waived in writing by the Indemnified Party; (B) the negligence or willful misconduct of the Indemnifying Party or any of its Indemnified Persons or its third party contractors (including third party manufacturers or suppliers); (C) any violation of applicable laws by the Indemnifying Party or any of its Indemnified Persons or its third party contractors (including third party manufacturers or suppliers); or (D) in the case of CRTX as the Indemnifying Party, any actions of the CF Sales Force, including any false or misleading representations to professionals, customers, or others regarding DCI or the Product; except to the extent, in each case, ((A), (B), (C) and (D)), any Losses for which the Indemnified Party has an obligation to indemnify the Indemnifying Party or its Indemnified Persons pursuant to this Section 21, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

(ii)	In addition, DCI shall defend, at its own expense, indemnify, and hold harmless CRTX and its Indemnified Persons, from and against losses arising out of claims brought against CRTX or its Indemnified Persons to the extent such claim arises out of or relates to (A) any claim made by any person that the manufacture, use, or sale of the Products infringes or misappropriates the patent, trademark, or other intellectual property rights of such person, (B) any claim for products liability with respect to the Products, or (C) without limitation of clause (B), any claim based on death, personal injury, or property damage arising out of the manufacture of the Products by or on behalf of DCI (including such manufacture or supply by third party manufacturers or suppliers to DCI’s specifications).

(iii)

The Indemnified Party shall promptly notify the Indemnifying Party in writing of any claim and shall give the Indemnifying Party full information and assistance in connection therewith. The Indemnifying Party’s

Corrected and Restated

obligation to defend, indemnify, and hold harmless any Indemnified Person shall be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in prejudice to the Indemnifying Party. The Indemnifying Party shall have the sole right to control the defense and the sole right to settle or compromise the claim, except that the prior written consent of the Indemnified Party shall be required in connection with any settlement or compromise that could (A) place any obligation on or require any action on the part of the Indemnified Party, (B) admit or imply any liability or wrongdoing on the part of the Indemnified Party or (C) not provided a full release of claims in favor of the Indemnified Persons. Notwithstanding the foregoing, the Indemnified Party may participate in such defense through counsel of its choice, but the cost of such counsel shall be borne solely by the Indemnified Party.

(b)	No Consequential Damages. Neither CRTX nor DCI shall be entitled to or liable for any indirect, special, contingent or consequential or punitive damages including, without limitation, damages for loss of use, revenue, profit or product, operating costs, financing and interest costs and business interruption, however the same may be caused, including, without limitation, the fault, breach of contract, tort (including the concurrent or sole and exclusive negligence), strict liability or otherwise of the other Party, even if such Party is advised of the possibility of such damages.

(c)	Insurance. DCI shall at all times maintain product liability insurance covering the Products and naming CRTX as an additional insured, in an amount not less than Five Million U.S. Dollars ($5,000,000) aggregate and per occurrence.

(d)	Insurance. CRTX shall at all times maintain product liability insurance covering the Products and naming DCI as an additional insured, in an amount not less than Five Million U.S. Dollars ($5,000,000) aggregate and per occurrence.

22. Governing Law. All questions concerning the validity or meaning of this Agreement or relating to the rights and obligations of the Parties with respect to performance under this Agreement shall be construed and resolved under the laws of the State of New York.

23. Severability. The intention of the Parties is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any arbitration panel determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

24. Failure or Omission. No failure or omission by either Party to insist upon or enforce any of the terms of this Agreement shall be deemed a waiver of such terms.

Corrected and Restated

25. Successors, Assignment, and Divestiture

(a)	Successors. Subject to Section 25(b), this Agreement is binding on the Parties and their successors in interest, including those that may succeed by assignment, transfer or otherwise to the ownership of either of the Parties or of the assets necessary to the conduct of the business to which this Agreement relates.

(b)	Assignment. In the event that either Party contemplates the assignment of any of its rights or obligations under this Agreement, it shall so notify the other Party in writing, and the other Party will have thirty (30) days in which either to consent in writing to such assignment or to provide written notice of its intention to terminate this Agreement effective ninety (90) days from the date of such notice, provided, however, that no consent shall be required to an assignment to a party that is the majority owner of, is majority owned by, or under common majority ownership with, the assigning party, or is the acquirer or successor to all of the business of the assigning party to which this Agreement relates.

26. Complete Agreement. This Agreement, along with its exhibits, the Quality Agreement, and Escrow Agreement, constitute the entire agreement between the Parties, and cancels and supersedes any and all previous agreements between the Parties with respect to the subject matter hereof. All modifications or amendments hereto must be in writing and signed by both Parties. No renewal, termination or cancellation of this Agreement, or modification or waiver of any of the provisions herein contained, or any future representation, promise or condition in connection with the subject matter hereof, shall be binding unless it is made in writing, dated subsequently and signed on its behalf by an authorized officer or employee of each Party. A mere acknowledgement or acceptance of any order containing different terms or otherwise inconsistent with the terms of this Agreement shall not be deemed an acceptance or approval of such inconsistent provisions.

27. Headings. The headings of the several sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several sections hereof. The Parties acknowledge they have thoroughly reviewed this Agreement and mutually agreed upon its terms.

28. Public Disclosures. Neither Party shall make any press release or other public disclosure describing the terms of this Agreement, or the relationship to which it refers, without first giving the other Party the opportunity to review and approve such disclosure.

29. Family Partnership. DCI represents that those assets identified on Exhibit R are used in the operation of DCI’s business and are owned by The Sipos Family Partnership (the “Partnership”). To acknowledge that the Partnership may therefore need to execute certain documents and take certain actions in order to effectuate the intentions of the parties as reflected in this Agreement and the other agreements executed in connection with this Agreement, DCI will procure that, as a condition precedent to the effectiveness of this Agreement, the Partnership executes the Letter of Assurance attached to this Agreement as Exhibit S.

Corrected and Restated

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives:

Digestive Care, Inc.		Cornerstone Therapeutics Inc.

By:	/s/ Tibor Sipos	By:	/s/ Alastair McEwan

Title:	President	Title:	Chief Financial Officer

Date:	7-3-2013	Date:	2 July 2013

Corrected and Restated

EXHIBIT A

PRODUCTS

CURRENTLY FDA APPROVED AND AVAILABLE:

Commercial

Pertzye 8000	NDC 59767-008-01	100 capsules/bottle	12 bottles/case
Pertzye 8000	NDC 59767-008-02	250 capsules/bottle	6 Bottles/case
Pertzye 16000	NDC 59767-016-01	100 capsules/bottle	12 bottles/case
Pertzye 16000	NDC 59767-016-02	250 capsules/bottle	6 bottles/case

Samples

Pertzye 8000	NDC 59767-008-99	100 capsules/bottle	12 bottles/case
Pertzye 8000	NDC 59767-008-00	20 capsules/bottle	12 bottles/case
Pertzye 16000	NDC 59767-016-99	100 capsules/bottle	12 bottles/case
Pertzye 16000	NDC 59767-016-00	20 capsules/bottle	12 bottles/case

FUTURE DEVELOPMENT:

Commercial
Pertzye [***]	NDC 59767-[***]-XX	100 capsules/bottle	12 bottles/case
Pertzye [***]	NDC 59767-XXX XX	100 capsules/bottle	12 bottles/case
Pertzye [***]	NDC 59767-[***]-XX	100 capsules/bottle	12 bottles/case
Pertzye [***]	NDC 59767-[***]-XX	250 capsules/bottle	6 bottles/case

Samples
Pertzye [***]	NDC 59767-[***]-XX	100 capsules/bottle	12 bottles/case
Pertzye [***]	NDC 59767-[***]-XX	20 capsules/bottle	12bottles/case
Pertzye [***]	NDC 59767-XXX XX	20 capsules/bottle	12bottles/case
Pertzye [***]	NDC 59767-[***]-XX	100 capsules/bottle	12bottles/case
Pertzye [***]	NDC 59767-[***]-XX	20 capsules/bottle	12bottles/case

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Corrected and Restated

EXHIBIT B

CAPITALIZED TERMS

Defined Term	Section

Agreement	Preamble
AMA	16
AMA Guidelines	16
Audit Termination	12(c)(viii)
Average Manufacturer Price	10(b)
Back Up Manufacturing Data	5(b)(iv)
Best Price	10(b)
CF	Recitals
CF Market	7(b)
CF Percentage	7(b)
CF Sales Force	3(a)
cGMP	5(a)
Claim	21(a)(i)
Committed Promotional Spend	3(e)
Confidentiality Agreement	18(a)
Complaints	Exhibit F
Copromotion Revenue	Recitals
Cooperating Party	18(c)
CRTX	Preamble
CRTX Orders	6(a)
CRTX Quarterly Report	4(e)
DCI	Recitals
DCI Audit Refusal Notice	12(c)(vii)
DCI Audit Refusal Termination	12(c)(vii)
DCI Quarterly Report	5(j)
DCI’s Returned Goods Policy	Exhibit N
Early Termination	12(c)(vi)
Effective Date	Preamble
EPI	Recitals
Escrow Agreement	Exhibit G
Escrow Payment	8(a)(ii)
Estimated Revenue Split	6(b)
Extension Term	11(b)
Facilities	13(c)
FDA	3(c)
Fifth Milestone	8(f)
First Milestone	8(b)
Force Majeure Event	19
Fourth Milestone	8(e)
FTE	3(a)

Corrected and Restated

GMP Audit Report	13(l)(i)
Governmental Programs	9(a)
GPOs	1(a)
Indemnified Party	21(a)(i)
Indemnifying Party	21(a)(i)
Indemnified Persons	21(a)(i)
Initial Press Release	18(b)
Initial Term	11(a)
Insolvency Opinion	12(c)(v)
Loan and Security Agreement	13(c)
Losses	21(a)(i)
NDC	10(a)
Net Sales	7(a)
Nonrefundable Payment	8(a)(i)
PADERS	5(d)
Partnership	29
Party	Recitals
Parties	Recitals
PDMA	3(g)
Products	Exhibit A
Promotion Year	3(e)
Quality Agreement	5(a)
Requesting Party	18(c)
Revenue Split	Recitals
Second Milestone	8(c)
SPL	13(l)(i)
Steering Committee	2(a)
Target Customers	1(a)
Territory	1(d)
Third Milestone	8(d)
Trademarks	1(h)
Transaction Documents	29

Corrected and Restated

EXHIBIT C

MATTERS WITHIN THE PURVIEW OF THE STEERING COMMITTEE

•	Review and approval of previous meeting minutes

•	First line dispute resolution

•	Review of packaging, promotional labeling and other promotional materials, including use of trademarks

•	Review of discounting practices in connection with reconciliation of the effect of Government Rebates on Net Sales calculations

•	Oversight of sales force training and PRB review of sales materials

•	Setting and changing of Estimated Revenue Split

•	Reviewing Quarterly Reports

•	Planning for and allocating product samples

Corrected and Restated

EXHIBIT D

DCI MEDICAL INFORMATION REQUEST AND MEDICAL REPORTING FORMS

FORM F-GEN-027-01

Rev. #1

Effective Date:

DIGESTIVE CARE, INC.

Complaint Report Form

QA ONLY	Complaint #	ADE (Y/N):	By:	Date:

1. COMPLAINT RECEIPT AND SUMMARY
Prepared By (Name and Title):
When (date) and how (oral, phone, fax, email, mail, other) was the complaint received, and who reported it (name and contact information)?

Provide a description of the nature of the complaint, including when (date) and where did this event happen and/or was it observed, how long did it last or is it on-going, what (if any) material/ product (name, strength and lot number) was involved

2. COMPLAINT PROCESSING (by QA)
Describe any additional information collected to confirm the complaint. (attach copies of supporting documentation)

Is an investigation required: ☐ Yes (attach a copy of the Investigation Report and supporting documentation) ☐ No; Reason:
Complaint Processed By: (name and title)

3. COMPLAINT CLOSURE (by the Head of the Quality Unit or designee)
1. If the complaint represents a post marketing adverse drug experience (ADE), determine if the event meets the requirements (serious/unexpected) for reporting to the FDA. ☐ No; ☐ Yes; AE#
If yes, date submitted to FDA: (attach a copy of the report)
Was a reply sent to the complainant: ☐ Yes; Date: (attach a copy) ☐ No; Reason:
Date Complaint Closed:	By:

Corrected and Restated

EXHIBIT E

MATTERS TO BE INCLUDED IN THE QUARTERLY REPORT

By CRTX

•	Analysis of full prescribing data on which Net Sales in the CF Market determination is based

•	FTE Expansion and hiring plans

•	Rolling 12 month forecast of prescription and sample demand for Products

•	Such other items as the Steering Committee may reasonably request

By DCI:

•	Analysis of full prescribing data on which Net Sales in the CF Market determination is based

•	Finished Product inventory levels and a summary of the production schedule during the quarter

•	Status of any open manufacturing, supply chain or regulatory issues, including periodic progress reports on compliance with post-marketing commitments.

•	Such other items as the Steering Committee may reasonably request

Corrected and Restated

Exhibit F

Quality Agreement

Commercial Product

Between

CORNERSTONE THERAPEUTICS, INC.

a corporation existing under the laws of Delaware

(“CRTX”)

-and-

DIGESTIVE CARE, INC.

a corporate existing under the laws of Pennsylvania

(“DCI”)

Specific sites covered by this Quality Agreement:

Digestive Care, Inc.

1120 Win Drive

Bethlehem, PA 18017

Effective Date: APRIL xx, 2013

Version No. 00

SIGNATURES OF APPROVAL:

DCI:

Tibor Sipos, PhD	Signature
President and Chief Scientific Officer

Date

CRTX:

Alan T. Roberts	Signature
VP, Scientific Affairs

Date

Corrected and Restated

I.	INTRODUCTION and SCOPE

This Quality Agreement defines the duties and responsibilities of Digestive Care, Inc. (DCI) and Cornerstone Therapeutics, Inc. (CRTX) for the supply of PERTZYE® (pancrelipase) Delayed-Release Capsules (the “Product”) under the terms of a marketing and sales licensing agreement (the “Agreement”).

Under the Agreement, DCI is required to ensure that the Product is manufactured in accordance with Current Good Manufacturing Practices (“cGMP”), is correctly labeled, and conforms to the Specifications as contained in the FDA Approved NDA #22-175 at the time of release and throughout the established shelf-life. The purpose of the Quality Agreement is to ensure that only conforming Product is distributed and sold.

The parties desire to allocate responsibility for matters relating to the Product. A detailed checklist of the activities associated with this agreement is contained in Appendix A. The responsibility for each activity is assigned to DCI and/or CRTX indicated as marked with “X” in the appropriate box of the checklist. If marked with “(X)”, cooperation is required from the designated party.

II.	GENERAL PROVISIONS and DEFINITIONS

1	Any communications about the subject matter of this Quality Agreement will be directed, in the first instance, to the person(s) identified in Appendix B as responsible for Quality.

2	Capitalized terms not otherwise defined herein will have the same meaning specified in the Agreement.

3	If any provision of this Quality Agreement should be, or found, invalid or unenforceable by law, the rest of the provisions will remain valid and binding and the parties will negotiate a valid provision which meets as close as possible the objective of the invalid provision.

4	If this Quality Agreement requires modification so that the party affected cannot be reasonably expected to continue to perform under this Quality Agreement, then the parties will negotiate and revise the Quality Agreement accordingly.

5	Any amendment of this Quality Agreement will be made in writing and signed by both parties.

6	The Effective Date is set forth on the cover page of this Quality Agreement and will remain valid until the Quality obligations under the applicable Agreements have been fulfilled.

7	If there is any conflict between the terms of this Quality Agreement and the Agreement, the Agreement will control except for any specific Quality issue.

For purposes of this Quality Agreement, the following definitions shall apply:

•	“FDA” means the United States Food and Drug Administration.

Corrected and Restated

•	“Regulatory Authority” means the FDA or other entity involved in the authorizations as required to operate a pharmaceutical manufacturing Facility.

•	“Facility” means the DCI facility located in Bethlehem, PA.

•	“GMP” means the current Good Manufacturing Practices for Finished Pharmaceuticals promulgated by the FDA, Title 21 Code of Federal Regulations (CFR), Sections 210 and 211, as amended.

•	“Applicable Laws” means the rules and regulations governing the operations of a pharmaceutical manufacturing Facility, as promulgated by the FDA or other Regulatory Authority.

•	“Specifications” means the testing procedures and quality control data, requirements, or standards for control of the identity, strength, quality, and purity of the Product.

•	“SOPs” means the standard operating procedures in effect at DCI or CRTX.

•

“Complaint” means any communication received via any type of oral and/or written format, regarding the possible failure of a drug product to meet any of its specifications. This also includes any communication that may represent a post marketing adverse drug experience as defined herein.

•

Adverse Drug Experience (ADE): Per 21CFR§314.80 “Any adverse event associated with the use of a drug in humans, whether or not considered drug related, including the following: An adverse event occurring in the course of the use of a drug product in professional practice; an adverse event occurring from drug overdose whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal; and any failure of expected pharmacological action.”

•

Serious adverse drug experience: Per 21CFR§314.80 “Any adverse drug experience occurring at any dose that results in any of the following outcomes: Death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect.” Any important medical events that may require medical or surgical intervention to prevent one of the outcomes in this definition is also considered a serious adverse drug experience.

•	Unexpected adverse drug experience: Per 21CFR§314.80 “Any adverse drug experience that is not listed in the current labeling for the drug product.”

Corrected and Restated

APPENDIX A: RESPONSIBILITY CHECKLIST

RESPONSIBILITIES	CRTX	DCI

Regulatory Authorizations & GMP Compliance

1. Responsible for obtaining and maintaining the permits, licenses, registrations and other authorizations as required, to operate a pharmaceutical manufacturing Facility.		X

2. Responsible for obtaining and maintaining regulatory approvals for the Product, including without limitation, marketing and post-marketing approvals.		X

3. Responsible for maintaining and operating the Facility in compliance with cGMP regulations, and applicable environmental, occupational health and safety laws.		X

4. Will not employ or use the services of any individual who is debarred by FDA or who has engaged in activities that could lead to being debarred.	X	X

5. Upon reasonable notice, will permit CRTX to conduct audits of records applicable to the manufacture and control of the Product. CRTX audits are limited to one (1) audit per calendar year unless for cause.		X

6. Will provide CRTX the finished product Certificate of Analysis for each batch released.		X

7. CRTX will provide regulatory and medical review on CRTX promotional items. During the CRTX review process, promotional items will be provided to DCI for review, approval and submission to FDA. CRTX will not disseminate any promotional items without approval from DCI.	X	X

Regulatory Authority Actions

8. Responsible for handling regulatory inquiries related to the Product.		X

9. Promptly notify the other party of any Regulatory Authority communications, requests or investigations relating to the Product.	X	X

10. Promptly notify CRTX of any Regulatory Authority notice of inspection or inspection of the Facilities directly relating to the Product.		X

11. Provide copies of any Form FDA-483’s, Warning Letters or the like from Regulatory Authorities relating to items 7 and 8.	X	X

Corrected and Restated

APPENDIX A: RESPONSIBILITY CHECKLIST

RESPONSIBILITIES	CRTX	DCI

Customer Service, Complaints & AEs

12. Maintain a call center for collecting information, managing and responding to customer inquiries relating to the Products by the respective customer base.	X	X

13. CRTX field sales force shall submit inquiries deemed to meet the definition of a Complaint to the CRTX call center using the CRTX SOP. Complaints received by the CRTX call center will be submitted to DCI in a format containing the information required on the DCI designated form. Such information will be made available to DCI as soon as possible but in no case later than 72 hours of receipt by CRTX, or at such earlier time as may be appropriate under applicable regulations.	X

14. Responsible for the timely investigation of Complaints originating from CRTX customers.	(X)	X

15. Responsible for reporting adverse event information (Expedited and Periodic Adverse Drug Experience Reports) to appropriate Regulatory Authorities in accordance with applicable legal requirements.		X

16. Responsible for adverse event related activities including but not limited to reviewing scientific literature, signal detection, record retention, maintaining data privacy, ad-hoc reports requested by Regulatory Authorities and audits.		X

17. As needed, CRTX will retrieve complaint sample(s) and forward them to DCI in a timely manner to aid a complete and comprehensive investigation.	X

18. Responsible for regulatory reporting obligations, including the timely reporting of Complaints to appropriate regulatory authorities in accordance with applicable legal requirements.		X

Product Failures, NDA Field Alerts & Recalls

19. DCI will notify CRTX within three (3) business days, of any information that indicates a Product supplied to CRTX has failed to remain within specifications.		X

20. Responsible for making decisions and managing actions relating to NDA Field Alerts, or Recalls of the Product. CRTX will assist in these activities as requested by DCI.	(X)	X

Corrected and Restated

APPENDIX B: CONTACT LIST

	DCI	CRTX

Responsibility	Quality
Name	Tibor Sipos, PhD	Jennifer Fetterolf
Title	President and Chief Scientific Officer	Senior Manager, Quality Assurance
Phone	610-882-5950	919-678-6641
Fax	610-882-0349	919-678-6599
E-mail	tsipos@digestivecare.com	jennifer.fetterolf@crtx.com
Address	1120 Win Drive Bethlehem, PA 18017	1255 Crescent Green Drive Suite 250 Cary, NC 27518

Responsibility	Regulatory Affairs
Name	Eve Damiano, MS, RAC	Ashlie Adams, MS, RAC
Title	Sr. VP, Operations	Sr. Manager, Regulatory Affairs
Phone	610-882-5950	919-678-6602
Fax	610-882-0349	919-678-6599
E-mail	edamiano@digestivecare.com	Ashlie.adams@crtx.com
Address	1120 Win Drive Bethlehem, PA 18017	1255 Crescent Green Drive Suite 250 Cary, NC 27518

Responsibility	Scientific/Medical Information
Name	Tibor Sipos, PhD	Jo Anne Thomas
Title	President and Chief Scientific Officer	Medical Information Manager
Phone	610-882-5950	919-678-6529
Fax	610-882-0349	919-678-6599
E-mail	tsipos@digestivecare.com	Joanne.thomas@crtx.com
Address	1120 Win Drive Bethlehem, PA 18017	1255 Crescent Green Drive Suite 250 Cary, NC 27518

Responsibility	Account Manager
Name	Steve Berens	Jason Beyer
Title	VP, Sales and Marketing	Senior Product Manager
Phone	610-882-5950	919-678-6622
Fax	610-882-0349	919-678-6599
E-mail	sberens@digestivecare.com	jason.beyer@crtx.com
Address	1120 Win Drive Bethlehem, PA 18017	1255 Crescent Green Drive Suite 250 Cary, NC 27518

Corrected and Restated

EXHIBIT G

Back Up Manufacturing Data Escrow Agreement

This Back Up Manufacturing Data Escrow Agreement (the “Agreement”), by and between Digestive Care, Inc., a Pennsylvania corporation, having a place of business at 1120 Win Drive, Bethlehem, PA 18017 (“DCI”) and Cornerstone Therapeutics Inc., a Delaware corporation (“CRTX”), having a place of business at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518, is Exhibit G to the License and Distribution Agreement executed contemporaneously herewith by DCI and CRTX, and is incorporated therein. This Agreement is separately and independently enforceable. This Agreement shall be deemed effective as to DCI and CRTX on the Effective Date of the aforementioned License and Distribution Agreement. This Agreement shall be deemed effective as to the Escrow Agent on the date signed by the Escrow Agent.

WHEREAS, in order to induce CRTX to enter into the aforementioned License and Distribution Agreement, DCI has agreed to escrow Back Up Manufacturing Data,

WHEREAS, DCI and CRTX intend this Agreement to be considered as supplementary to the aforementioned License and Distribution Agreement, pursuant to Title 11 United States [Bankruptcy] Code, Section 365(n), and

WHEREAS. Escrow Agent desires to administer the Escrow pursuant to the terms of this Agreement,

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and intending to be legally bound hereby, DCI, CRTX and Escrow Agent agree as follows:

1.	Term of Agreement. The Term of this Agreement shall be of even term with the aforementioned License and Distribution Agreement executed by DCI and CRTX and any extensions thereto.

2.	DCI Responsibilities.

(a)	Escrow Agent Candidates Selection. DCI’s Steering Committee representatives shall cooperate with CRTX’s Steering Committee representatives to promptly identify and select an independent and unaffiliated candidate to serve as Escrow Agent, or in the case of the resignation of Escrow Agent, to promptly identify and select an independent and unaffiliated candidate to serve as successor Escrow Agent.

(b)	Data Deposit. DCI shall submit deposit material as provided by Paragraph 5(b)(iv) of the aforementioned License and Distribution Agreement (“Deposit

Corrected and Restated

Material”) to Escrow Agent within thirty (30) days of Escrow Agent’s signing this Agreement. DCI shall also update Deposit Material from time to time to assure Deposit Material constitutes the latest update or edition of such material. At the time of each deposit or update, DCI shall provide to both CRTX and Escrow Agent with an accurate and complete description of initial or updated Deposit Material. DCI agrees, subject to the receipt of customary confidentiality undertakings, to provide a mutually acceptable third party with such access to the Deposit Material as may be reasonably necessary to verify, on behalf of CRTX, its accuracy and completeness

(c)	Deposit Expenses. DCI shall alone be responsible for paying the costs and expenses of making and submitting the Deposit Materials and descriptions thereof.

(d)	Steering Committee Co-chair Identification. DCI shall keep Escrow Agent apprised of the identity of their co-chair of the Steering Committee under the License and Distribution Agreement as the person whose written instructions to Escrow Agent will be legally binding on DCI. DCI’s Steering Committee co-chair will maintain the accuracy of their name and contact information provided to the Escrow Agent during the Term of this Agreement and advise Escrow Agent of successor Steering Committee co-chair.

3.	CRTX Responsibilities.

(a)	Escrow Agent Candidates Selection. CRTX’s Steering Committee representatives shall cooperate with DCI’s Steering Committee representatives to promptly identify and select an independent and unaffiliated candidate to serve as Escrow Agent, or in the case of the resignation of Escrow Agent, to promptly identify and select an independent and unaffiliated candidate to serve as successor Escrow Agent.

(b)	Escrow Agent Fees and Expenses. CRTX shall alone be responsible for paying the costs and expenses of the Escrow Agent.

(c)	Steering Committee Co-chair Identification. CRTX shall keep Escrow Agent apprised of the identity of their co-chair of the Steering Committee under the License and Distribution Agreement as the person whose written instructions to Escrow Agent will be legally binding on CRTX. CRTX’s Steering Committee co-chair will maintain the accuracy of their name and contact information provided to the Escrow Agent during the Term of this Agreement and advise Escrow Agent of successor Steering Committee co-chair.

Corrected and Restated

4.	Escrow Agent Responsibilities.

(a)	Safeguard Deposit Material. Escrow Agent shall hold Deposit Material in a Bank Safe Deposit Box or similar vault, and restrict access to the Deposit Material except as specified in this Escrow Agreement.

(b)	Issue authentications. Escrow Agent shall provide DCI’s and CRTX’s Steering Committee co-chairs with a unique confidential authorizing code with which to authenticate written instructions to Escrow Agent.

(b)	Conditions for Release, Disbursement or Destruction of Deposit Materials.

(i)	Mutual Consent. Upon receipt of written instructions executed and authenticated by the Steering Committee co-chairs of both DCI and CRTX, the Escrow Agent shall release, replace, return, or destroy Deposit Materials in accordance with the written instructions.

(ii)	Unilateral Request. In the event that Escrow Agent receives a written request executed and authenticated by either DCI’s or CRTX’s Steering Committee co-chair to release, replace, return, or destroy Deposit Materials, Escrow Agent shall send notice and a copy of such request to the non-requesting party delivered by a commercial next day courier that provides confirmation of receipt, or by U.S. Postal Service Certified Mail, return receipt requested. The non-requesting party shall then have ten (10) business days from receipt of said notice to deliver to the Escrow Agent a written representation that a release condition of the License and Distribution Agreement has not occurred or has been cured (“Contrary Instructions”). Upon receipt of Contrary Instructions, Escrow Agent shall promptly send a copy to the requesting party, and notify both parties that there is a dispute to be resolved pursuant to the Disputes provisions of this Agreement. Escrow Agent will continue to safeguard the Deposit Material without release pending dispute resolution pursuant to the Disputes provisions of this Agreement; withdrawal of the Contrary Instructions, or receipt of an order from a court of competent jurisdiction.

(c)	Resignation of Escrow Agent. In the event that Escrow Agent contemplates resignation prior to the expiration of the Term of this Agreement and any extensions thereto, it shall so notify both DCI and CRTX in writing, and those parties will have 30 days in which to designate a successor Escrow Agent and request transfer of the Deposit Material to the successor Escrow Agent.

5.

Disputes. Disputes shall be escalated pursuant to the terms of the License and Distribution Agreement and settled by arbitration in accordance with the then current Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by three (3) independent and impartial arbitrators. Each Party, DCI, CRTX and Escrow Agent shall appoint an arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §1-16. The Parties agree that limited discovery shall be allowed in accordance with the Federal Rules of Civil Procedure,

Corrected and Restated

Rule 26(a)(1) - (3) (as in effect on the date hereof), which disclosure shall be made within sixty (60) days of the initiation of arbitration. All issues regarding compliance with this mandatory disclosure shall be decided by the arbitrators pursuant to the Federal Rules of Civil Procedure, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. DCI and CRTX shall jointly and severally be responsible for payment of Escrow Agent’s costs and expenses incurred in connection with the arbitration. The arbitrators shall determine the dispute in accordance with the substantive rules of law (but not the rules of procedure) of the State of New York. The place of arbitration shall be in the State of New York. In the event that the parties do not cooperate to arbitrate the dispute, the Escrow Agent can submit the matter to a court of competent jurisdiction as an interpleader or similar action.

6.	Severability. The intention of the Parties is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any arbitration panel determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

7.	Failure or Omission. No failure or omission by a Party to insist upon or enforce any of the terms of this Agreement shall be deemed a waiver of such terms.

8.	Successors and Assigns.

(a)	Successors. This Agreement is binding on the Parties and their successors in interest.

(b)	Assignment by DCI or CRTX. In the event that either DCI or CRTX contemplates the assignment of any of its rights or obligations under this Agreement, it shall so notify the other Party in writing, and the other Party will have thirty (30) days in which either to consent in writing to such assignment or to provide written notice of its intention to terminate this Agreement effective ninety (90) days from the date of such notice, provided, however, that no consent shall be required to an assignment to a party that is the majority owner of, is majority owned by, or under common majority ownership with, the assigning party, or is the acquirer or successor to all of the business of the assigning party to which this Agreement relates.

(c)	Assignment by Escrow Agent. In the event that Escrow Agent contemplates the assignment of any of its rights or obligations under this Agreement, it shall so notify both DCI and CRTX in writing, and those parties will have thirty (30) days in which either to consent in writing to such assignment or request transfer of the Deposit Material to a successor Escrow Agent.

Corrected and Restated

9.	Complete Agreement. This Agreement, along with any written amendments signed by the parties constitutes the entire agreement between the Parties, and cancels and supersedes any and all previous agreements between the Parties with respect to the subject matter hereof. All modifications or amendments hereto must be in writing and signed by all Parties. No renewal, termination or cancellation of this Agreement, or modification or waiver of any of the provisions herein contained, or any future representation, promise or condition in connection with the subject matter hereof, shall be binding unless it is made in writing, dated subsequently and signed on its behalf by an authorized officer of each Party.

10.	Headings. The headings of the several sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several sections hereof. The Parties acknowledge they have thoroughly reviewed this Agreement and mutually agreed upon its terms.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives:

Digestive Care, Inc.:	Cornerstone Therapeutics, Inc.:

By:	By:

Title:	Title:

Date:	Date:

ESCROW AGENT:

Organization Name

By:

Title:

Date:

Corrected and Restated

EXHIBIT H

ESTIMATED REVENUE SPLIT

Illustration: Calculation of Transfer Price (as defined per agreement)

Note: All figures shown for illustration purposes only.
Units Ordered		[***]
WAC Price		[***]
Product Returns Allowance %		[***]
Chargebacks/Price Adjustments Allowance %		[***]
Rebates Allowance %		[***]
Cash Discounts Allowance %		[***]

CRTX Invoice to Target Customer
Invoice Value	(1)	[***]
Agreed upon Transfer Price %	(2)	[***]
Transfer Price Payment	[***]	[***]

(1)	Units X WAC Price
(2)	Calculated as [***] share of net sales using estimated allowances of [***]%. % Allowance will be adjusted quarterly using actual data from previous quarter.

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Corrected and Restated

EXHIBIT I

EXAMPLE OF

•	CALCULATION OF NET SALES IN THE CF MARKET;

Illustration: Calculation of Net Sales (as defined per agreement)

Note: All figures shown for illustration purposes only.
Ex-factory Units Sold			[***]
Units Pulled Through Target Customers			[***]
WAC Price			[***]
Product Returns Allowance %			[***]
Chargebacks/Price Adjustments Allowance %			[***]
Rebates Allowance %			[***]
Cash Discounts Allowance %			[***]

Method I: Recognize revenue upon shipment method (if supportable under GAAP):

Gross Revenue	(1)	$	[***]
Less: Product Returns Allowance	(2)		[***]
Less: Chargebacks/Price Adjustments Allowance	(2)		[***]
Less: Rebates Allowance	(2)		[***]
Less: Cash Discounts Allowance	(2)		[***]
Less: Other Allowances, if applicable and allowable	(2)		—

Net Sales		$	[***]

Method II: Recognition revenue upon pull-through method (default method):

Gross Revenue	(1)	$	[***]
Less: Product Returns Allowance	(2)		[***]
Less: Chargebacks/Price Adjustments Allowance	(2)		[***]
Less: Rebates Allowance	(2)		[***]
Less: Cash Discounts Allowance	(2)		[***]
Less: Other Allowances, if applicable and allowable	(2)		—

Net Sales		$	[***]

(1)	Units X WAC Price
(2)	% Allowance calculated using historical experience from similar sales (i.e. same customers, distribution channel, etc.)
(3)	Co-pay assistance programs are not allowable under definition of Net Sales per the agreement.

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Corrected and Restated

EXHIBIT J

EXAMPLE OF RECONCILIATION OF SALES RELATED TO CF PATIENTS

Illustration - Calculation of Pertzye Sales related to CF patients

Rx Claims by Product and Disease Group

Key Assumption: Claims data for this calculation needs to be based on patients who filled their Rx through Traditional (non-SP) Channel

Table 2: Rx Claims by Product and Disease Group
Drug	CF Diagnosis Code						All Diagnosis Codes
	Claims		Quantity (Pills)		Average Quantity		Claims		Quantity (Pills)		Average Quantity
Pertzye	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]

Total Unique PEP Market	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]

Pertzye Quantity (Pills) for CF	[***	]
Total Pertzye Quantity (Pills)	[***	]
% Pertzye Quantity for CF	[***	]	The ratio will be calculated each quarter based on data
availability

Key Assumption: All (100%) sales reported in the SP Channel will include diagnosis and will not need to have a ratio applied. If any sales through SP channel do not include a diagnosis, the Rx ratio will be applied.

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Corrected and Restated

INITIAL PRESS RELEASE

Press Release

Cornerstone Therapeutics Acquires Exclusive U.S. Marketing Rights to PERTZYE® (pancrelipase) for Treatment of Exocrine Pancreatic Insufficiency in Patients with Cystic Fibrosis

Acquisition of Marketing Rights to FDA Approved Therapy Expands Company’s Cystic Fibrosis Portfolio

CARY, N.C., MayX, 2013 - Cornerstone Therapeutics Inc. (NASDAQ: CRTX), a specialty pharmaceutical company focused on commercializing products for the hospital and adjacent specialty markets, today announced it has entered into an agreement with Digestive Care, Inc. (DCI) to acquire exclusive U.S. rights to market PERTZYE® (pancrelipase) for the treatment of Exocrine Pancreatic Insufficiency (EPI) due to cystic fibrosis (CF). PERTZYE is a unique pancreatic enzyme product and is protected by several U.S. patents1. The PERTZYE formulation was previously marketed by DCI for more than a decade under the trade name PANCRECARB® MS-16. It is estimated that about 90% of patients with CF receive pancreatic enzyme replacement therapy (PERT2) with the therapeutic category experiencing 24% annual growth from 2008-2012.

“The acquisition of the exclusive U.S. marketing rights formarket-ready PERTZYE will have an immediate revenue impact for Cornerstone,” said Craig A. Collard, Cornerstone’s Chief Executive Officer. “With net sales of PERT products reaching approximately $200 million in the CF category in 2012, we see significant opportunity for growth. Also, the addition of PERTZYE complements Cornerstone’s launch of the CF drug BETHKIS® (tobramycin inhalation solution) later this year. This is yet another strategic step in our commitment to building a portfolio of industry-leading brands for the growing U.S. hospital and adjacent specialty markets.”

Dr. Tibor Sipos, President and Chief Scientific Officer of DCI, stated “We are pleased to partner with Cornerstone and are confident that their CF-focused marketing efforts will enhance patient accessibility to PERTZYE and provide support for educational programs. Going forward, DCI’s sales and marketing efforts for PERTZYE will be focused on meeting the needs of patients with EPI due to conditions other than CF in the U.S. market.”

Corrected and Restated

ABOUT PERTZYE (pancrelipase) DELAYED-RELEASE CAPSULES

PERTZYE is approved by the U.S. Food and Drug Administration (FDA) for the treatment of Exocrine Pancreatic Insufficiency due to cystic fibrosis or other conditions. PERTZYE is the only FDA approved PERT containing bicarbonate-buffered, enteric-coated microspheres. This uniqueformulation was designed to optimize the pH environment for enzyme activity and nutrient absorption1. PERTZYE is currently available in two strengths: 8,000 and 16,000 USP units of lipase/capsule.

IMPORTANT SAFETY INFORMATION ABOUT PERTZYE

Fibrosing colonopathy is associated with high-dose use of pancreatic enzyme replacement. Exercise caution when doses of PERTZYEexceed 2,500 lipase units/kg of body weight per meal (or greater than 10,000 lipase units/kg of body weight per day).

To avoid irritation of oral mucosa, do not chew PERTZYE or retain in the mouth.

Hyperuricemia may develop. Consider monitoring uric acid levels in patients with hyperuricemia, gout, or renal impairment.

Exercise caution when administering pancrelipase to a patient with a known allergy to proteins of porcine origin.

There is theoretical risk of viral transmission with all pancreatic enzyme products including PERTZYE.

The most common adverse reactions (≥ 10% of patients treated with PERTZYE) are diarrhea, dyspepsia, and cough.

PERTZYE full Prescribing Information and Medication Guide are available at www.pertzye.com.

IMPORTANT SAFETY INFORMATION ABOUT BETHKIS

BETHKIS® is indicated for the management of cystic fibrosis patients with Pseudomonas aeruginosa. Safety and efficacy have not been demonstrated in patients under the age of six years, patients with FEV1 less than 40% or greater than 80% predicted, or patients colonized with Burkholderia cepacia.

BETHKIS is contraindicated in patients with a known hypersensitivity to any aminoglycoside.

Bronchospasm can occur with inhalation of BETHKIS. Bronchospasm and wheezing should be treated as medically appropriate. Caution should be exercised when prescribing BETHKIS to patients with known or suspected auditory, vestibular, renal, or neuromuscular dysfunction. Audiograms, serum

Corrected and Restated

concentration, and renal function should be monitored as appropriate. Avoid concurrent and/or sequential use of BETHKIS with other drugs with neurotoxic or ototoxic potential.BETHKIS should not be administered concurrently with ethacrynic acid, furosemide, urea, or mannitol. Aminoglycosides may aggravate muscle weakness because of a potential curare-like effect on neuromuscular function. Fetal harm can occur when aminoglycosides are administered to a pregnant woman. Apprise women of the potential hazard to the fetus. Common adverse reactions (more than 5%) occurring more frequently in BETHKIS patients are forced expiratory volume decreased, rales, red blood cell sedimentation rate increased, and dysphonia.

TRADEMARKS

PERTZYE® (pancrelipase) is owned by Digestive Care, Inc. and is licensed to Cornerstone Therapeutics for sales and marketing purposes in the United States. BETHKIS® (Tobramycin Inhalation Solution) is owned by Chiesi Farmaceutici S.p.A. and is licensed to Cornerstone Therapeutics for sales and marketing purposes in the United States.

About Cornerstone Therapeutics Inc.

Cornerstone Therapeutics Inc. (NASDAQ: CRTX), headquartered in Cary, N.C., is a specialty pharmaceutical company focused on commercializing products for the hospital and adjacent specialty markets. Key elements of the Company’s strategy are to focus its commercial and development efforts in the hospital and adjacent specialty product sector within the U.S. pharmaceutical marketplace; continue to seek out opportunities to acquire companies, marketed or registration-stage products and late-stage development products that fit within the Company’s focus areas; and generate revenues by marketing approved generic products through the Company’s wholly-owned subsidiary, Aristos Pharmaceuticals, Inc. For more information, visit www.crtx.com.

About Digestive Care, Inc.

Digestive Care, Inc., headquartered in Bethlehem, PA, is a fully integrated pharmaceutical company, founded in 1990, dedicated to developing unique pharmaceutical products to alleviate complications and symptoms of gastrointestinal disorders. For more information, visit www.digestivecare.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein, other than statements of historical fact, including our strategy and our future operations and opportunities, including our plans regarding the manner and timing for the launch and sale of PERTZYE, constitute forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including our ability to satisfy FDA and other regulatory requirements, our ability to develop and maintain the necessary sales, marketing, supply chain and distribution capabilities to successfully commercialize PERTZYE, and the other factors described in Item 1A (Risk Factors) of our Annual Report on Form 10-K

Corrected and Restated

filed with the Securities and Exchange Commission (the SEC) on March 14, 2013 and in our subsequent filings with the SEC. In addition, the statements in this press release reflect our expectations and beliefs only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as may be required by law. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments that we may make or enter into. These forward-looking statements should not be relied upon as representing our views as of any date after the date of this release.

Contacts

CRTX Investor Relations Contact:

Josh Franklin, Vice President, Strategy and Business Development, +1-919-678-6520,

josh.franklin@crtx.com

CRTX Media Relations Contact:

Fleishman-Hillard, Andrea Moody, +1-919-457-0743,

andrea.moody@fleishman.com

DCI Contact:

Steve Berens, Vice President Sales and Marketing, +1-610-882-5950;

sberens@disestivecare.com

1.	U.S. Patent Numbers: 5,260,074; 5,302,400; 5,324,514; 5,460,812; 5,578,304; 5,750,104.

2.	“Patient Registry Annual Report 2011.” Cystic Fibrosis Foundation. Cystic Fibrosis Foundation. Date Accessed 5/3/13<http://www.cff.org/UploadedFiles/research/ClinicalResearch/2011-Patient-Registry.pdf>.

PERTZYE® (pancrelipase) Delayed-Release Capsules are manufactured in the USA by Digestive Care, Inc., Bethlehem, PA.

G-Q213-01

Corrected and Restated

EXHIBIT L

CONFIDENTIALITY AGREEMENT

This CONFIDENTIAL DISCLOSURE AGREEMENT (“Agreement”), effective as of December 3, 2012 (“Effective Date”), is made by and between CORNERSTONE THERAPEUTICS INC., a Delaware corporation, with its principal address located at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518 (“CRTX”) and Digestive Care, Inc., a Pennsylvania corporation with its principal address located at 1120 Win Drive, Bethlehem, PA 18017 (“COMPANY”).

In consideration of authorized agents and/or employees of CRTX and COMPANY disclosing and/or providing certain information to the other party, the premises and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Purpose. CRTX and COMPANY wish to explore a future potential relationship (“Potential Relationship”) relating to potential business collaboration and it may be desirable during such exploration for CRTX and/or COMPANY to disclose or provide Confidential Information to the other Party.

2. Definition. “Confidential Information” shall mean all confidential, proprietary or nonpublic information (including financial information), ideas, concepts, data, data compilations, research, reports, protocols, techniques, methods, processes, plans, strategies, know-how, materials and documents in any form or medium (including oral, written, tangible, intangible or electronic) concerning the science, business, business opportunities, activities and/or operations of CRTX and COMPANY, including without limitation, current and future (i) products, research and development activities, including clinical trials and results; (ii) intellectual property (including without limitation patent applications, inventions, processes, compounds, discoveries, formulae, technology, computer software, databases, and documentation); (iii) investors, manufacturers, suppliers, vendors, competitors, and customers; and (iv) legal and regulatory activities, communications, approvals.

3. Exceptions. Confidential Information does not include information which (i) is in the possession of the recipient party at the time of disclosure hereunder as evidenced by adequate written records; (ii) prior to or after the time of disclosure becomes public knowledge, not as a result of any inaction or action of the recipient party; (iii) was received by the recipient party from a third party having a right to disclose it, or (iv) is developed by or for the recipient party independently of disclosures hereunder, as evidenced by adequate written records

4. Legally Required Disclosure. If either party (for this purpose, the “Obligated Party”) or any of its employees, directors, officers or agents (“Representatives”) is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, or by the rules or regulations of any regulatory authority having jurisdiction over the Obligated Party or if NASDAQ or a stock exchange on which the Obligated Party’s securities are -traded) to disclose any of the Confidential Information of the other party, the Obligated Party shall, except as prohibited by law, provide the other party with prompt written notice of any such request or requirement so that the other party may seek, at the other party’s expense, a protective order or other remedy and/or waive compliance with the provisions of this Agreement. If the other party seeks a protective order or other remedy, the Obligated Party shall provide such cooperation as the other party shall reasonably request. It in the absence of a protective order or other remedy or the receipt by the Obligated Party of a waiver from the other party, the Obligated Party or any of its Representatives is required to disclose the Confidential Information to any person, the Obligated

Corrected and Restated

Party or its Representatives may, without liability hereunder, disclose to such person only that portion of the Confidential Information which is legally required to be disclosed, provided that the Obligated Party and its Representatives shall exercise reasonable efforts to minimize the disclosure of the Confidential Information.

5. Non-Use and Nondisclosure. CRTX and COMPANY each agree not to use any Confidential Information disclosed hereunder to it for its own or others’ benefit or for any purpose not directly related to the Potential Relationship. CRTX and COMPANY, shall not disclose, provide, communicate, reveal, share, provide access to, transfer, copy, distribute or publish any Confidential Information received hereunder at any time to any parson or entity, other than to its employees who need to know it for exploration of the Potential Relationship, and who were previously informed of the terms of this Agreement end their obligations thereunder. CRTX and COMPANY shall notify the other party in writing of any known misuse or misappropriation of any Confidential Information, and shall cooperate with any efforts by the other party to secure its return and protect its rights therein.

6. Return of Materials. Upon the request of CRTX and/or COMPANY, any and all originals and copies of materials or documents (in any form or media) which contain Confidential Information and were provided to the other party shall be promptly returned or destroyed, except that the recipient party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement and copies included on the recipient’s computer system or backup system are not required to be removed if reasonably burdensome to do so.

7. No License. Nothing in this Agreement is intended to grant to CRTX or COMPANY any right or license under any intellectual property rights of the other party (including any intellectual property rights in the Confidential Information), except the limited right to use and disclose Confidential Information as expressly set forth herein.

8. Term. The term of this Agreement shall be four (4) years from the Effective Date.

9. Remedies. In view of the difficulties of placing a monetary value on the Confidential Information, and the irreparable harm CRTX and COMPANY would suffer from the unauthorized use or disclosure of its Confidential Information, the parties agree that, in the event of any unauthorized disclosure by CRTX or COMPANY or unauthorized use of the Confidential Information of the other party, the other party shall be entitled to seek a preliminary and final injunction without the necessity of posting any bond or undertaking, and shall be entitled to recover all costs and expenses, including attorneys’ fees, incurred in any legal action arising under this Agreement. This remedy is separate and apart from any other remedy that CRTX or COMPANY might have.

10. Representations and Warranties. CRTX and COMPANY each represents and warrants to the other party that it has the right to enter into this Agreement and that it is not and will not be party to any other agreement, expressed or implied, that would limit its performance hereunder. CRTX and COMPANY make no warranty of any kind, expressed or implied, with respect to the Confidential Information, and hereby disclaim any and al] such warranties, including without limitation warranties of merchantability, non-infringement, value, reliability, accuracy, suitability and fitness for a particular use. CRTX and COMPANY acknowledge that the disclosure of the Confidential Information hereunder is made on an “as is” basis.

11. Assignment. CRTX and COMPANY shall not assign this Agreement, in whole or in part, without the other party’s prior written consent which is not to be unreasonably withheld. Any purported assignment in violation of this paragraph 11 shall be null and void ab initio and of no force or effect. In the event of a permitted assignment, this Agreement shall inure to the benefit of and bind the parties and their respective assigns.

Corrected and Restated

12. Miscellaneous. This Agreement contains the entire understanding between the parties, superseding all prior or contemporaneous communications, agreements and understandings whether oral or written concerning the subject matter hereof. This Agreement, including this paragraph 12, may not be modified except by a written agreement signed by both parties. The failure of CRTX or COMPANY to require strict performance by the other party of any provision in this Agreement will not waive or diminish CRTX’s or COMPANY’s right to demand strict performance thereafter of that or any other provision hereof. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall continue in full force and effect. The parties acknowledge that they are independent contractors and that no agency, partnership, joint venture or other relationship is created by this Agreement. All facsimile or electronic copies of this Agreement will be deemed to be duplicate originals.

13. Trading in Securities. COMPANY acknowledges and agrees that (i) CRTX is a publicly-held company and (ii) COMPANY is aware and has advised its employees, directors, officers and agents involved in the exploration of the Potential Relationship that applicable securities laws prohibit any person who is aware of material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14. No Further Agreement CRTX and COMPANY both expressly acknowledge that the execution of this Agreement and the disclosure of Confidential Information hereunder do not obligate either party to enter into any further agreement or understanding, whether relating to the Confidential Information, the Potential Relationship or otherwise.

15. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, U.S.A. Each party hereto submits to the exclusive jurisdiction of the state and federal courts in Delaware, U.S.A. for any suit, action or proceeding relating to this Agreement.

[Remainder of page left intentionally blank.]

Corrected and Restated

SIGNATURE PAGE TO CONFIDENTIAL DISCLOSURE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CRTX:

CORNERSTONE THERAPEUTICS INC.

By:	/s/ Josh Franklin 12/5/12
Name:	Josh Franklin
Title:	VP, Strategy and Business Development

COMPANY:

DIGESTIVE CARE, INC.

By:	/s/ Tibor Sipos 12/3/12
Name:	Tibor Sipos, Ph.D.
Title:	President & CEO

Corrected and Restated

EXHIBIT L-1

AMENDMENTS to the CONFIDENTIAL DISCLOSURE AGREEMENT

These AMENDMENTS (the Amendments) to the CONFIDENTIAL DISCLOSURE AGREEMENT (the “Agreement”), by and between Digestive Care, Inc., a Pennsylvania corporation, having a place of business at 1120 Win Drive, Bethlehem, PA 18017-7059, U.S.A. (“DCI” or “COMPANY”) and Cornerstone Therapeutics Inc., a Delaware corporation (“CRTX”), having a place of business at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518, is Exhibit L-1 to the License and Distribution Agreement executed contemporaneously herewith by DCI and CRTX, and is incorporated therein. This Agreement is separately and independently enforceable. This Agreement shall be deemed effective on the Effective Date of the aforementioned License and Distribution Agreement.

WHEREAS, CRTX and DCI entered into the Agreement effective December 3, 2012, and the Agreement provides in paragraph 12, “This Agreement, including this paragraph 12, may not be modified except by a written agreement signed by both parties.” and

WHEREAS, DCI and CRTX deem it desirable and in their mutual best interests to amend the Agreement only to the extent provided by these Amendments, and otherwise keep it unchanged and legally binding on the parties and in all other aspects in full force and effect.

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and intending to be legally bound hereby, DCI, CRTX and amend the Agreement as follows:

6.	1. Purpose. is deleted and replaced with:

1. Purpose. CRTX and DCI have negotiated and entered into a License and Distribution Agreement and in the process of negotiating that agreement and during the term of that agreement it has become necessary for CRTX and DCI to disclose and provide Confidential Information and Highly Confidential Information to the other party.

7.	2. Definition. is amended as follows:

The heading Definition. is deleted and replaced with Definitions.

The following paragraph is added:

“Highly Confidential Information” shall mean Confidential Information designated by a party and marked, “HIGHLY CONFIDENTIAL — ACCESS AND DISSEMINATION RESTRICTED TO PARTIES LEGAL COUNSEL, AUDITORS AND THE FOLLOWING NAMED INDIVIDUALS” followed by the names of the individuals.

Corrected and Restated

8.	5. Non-Use and Nondisclosure. is amended by adding the following paragraph:

Highly Confidential Information shall be delivered to a designated person, via personal delivery or by a commercial next day courier that provides restricted delivery and confirmation of receipt, or by U.S. Postal Service Certified Mail, restricted delivery, return receipt requested as a single hard copy. Highly Confidential Information may be used by designated named individuals in executing their responsibilities but may not otherwise be used or disseminated within their organization. Highly Confidential Information shall not be scanned, photographed, photocopied, or copied to disk, CD ROM, thumb drive or any other form of machine readable or mobile media unless access to such electronic version of the information is password protected and thereby limited to the persons identified in the definition of that term. Highly Confidential Information shall be kept in a locked filing cabinet within a locked and otherwise secure room in the office of the recipient party’s legal counsel.

9.	6. Return of Materials. is amended by adding the following sentence:

Highly Confidential Information shall be returned or destroyed, or retained by the recipient party in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

10.	8. Term. is deleted and replaced with “8. Term. The Term of this Agreement shall be of even term with the License and Distribution Agreement executed by DCI and CRTX, and any extensions thereto, plus four (4) years.”

IN WITNESS WHEREOF, the Parties have caused these Amendments to be executed by their duly authorized representatives:

Digestive Care, Inc.:	Cornerstone Therapeutics, Inc.:

By:	By:

Title:	Title:

Date:	Date:

Corrected and Restated

EXHIBIT M

ESCROW RELEASE AND USE OF PROCEEDS

The funds deposited in escrow as the Escrow Payment under Section 8(a), shall be released only in the following circumstances:

Within thirty (30) days after the completion of the GMP Audit and CRTX’s receipt of the GMP Audit Report:

•

If CRTX notifies DCI that it wishes to exercise either (i) its right of Early Termination pursuant to Section 12(c)(vi), or (ii) its right of DCI Audit Refusal Termination pursuant to Section 12(c)(vii), the escrow agent shall pay all of the escrow funds to CRTX;

•	If CRTX notifies DCI that it does not wish to exercise its right of Early Termination or its right of DCI Audit Refusal Termination, the escrow agent shall pay $2,000,000 to DCI

Within thirty (30) days after receipt by CRTX of SPL’s plan to address the corrective actions and/or deficiencies, if any, referenced in the GMP Audit Report

•	If CRTX notifies DCI that it wishes to exercise its right of Audit Termination pursuant to Section 12(c)(viii), the escrow agent shall pay all of the funds then remaining in the escrow to CRTX;

•

If CRTX notifies DCI that it does not wish to exercise its right of Audit Termination, or if CRTX has not exercised such right within thirty (30) days after CRTX acknowledgement of receipt by CRTX of SPL’s plan to address the corrective actions and/or deficiencies, if any, referenced in the GMP Audit Report, the escrow agent shall pay all of the funds then remaining in the escrow to DCI.

Funds so released to DCI shall be used in the manner described, and in satisfaction of the particular obligations identified, below:

1. No more than $2 million, in payment for the outstanding balance, if any, on DCI’s revolving line of credit with TD Bank, by two party check;

2. No more than $2 million, in payment for the outstanding balance, if any, due to Scientific Proteins Laboratories LLC, or SPL, in payment for the DMF Access Fee obligations to be paid upon receipt of the consent referenced in Section 13(l)(iii), or otherwise in accordance with payment terms stated in the supply agreement between DCI and SPL, by two-party check; and

Corrected and Restated

3. The remainder to fund completion of the post-marketing commitments referenced in Section 13(e), the corrective actions (if any) referenced in the GMP Audit Report delivered pursuant to Section 13(l) and any other business expense occurring in the ordinary course of DCI’s business, but not to fund any cash transfer or distribution to any other company or person, including affiliated companies or shareholders of DCI, that is not in the ordinary course of business.

Corrected and Restated

EXHIBIT N

RETURNED GOODS POLICY

Effective July 3, 2012

RETURN GOODS POLICY

All returns must be pre-approved by Digestive Care, Inc. No credit will be given for unauthorized returns. Every return must have a Return Authorization number which can be obtained by faxing to 610-882-0349, emailing to customerservice@digestivecare.com, or submitting through the web-portal. In order to insure that credit is properly issued, the Return Authorization number must be printed on the outside of the carton, as well as on any corresponding documentation. Returned product must not be damaged by fire, flood or negligence, and the safety seals on the bottles must be intact. Expired propduct must be returned within 12 months after expiration date. Products are to be sent to Digestive Care, Inc. at 1120 Win Drive, Bethlehem, PA 18017. All transportation costs are to be paid by the customer (product returned “collect” will be refused). Returns are subject to credit or exchange at the discretion of Digestive Care, Inc. Credits issued will be at the price paid by the customer after any discounts and allowances. Credit will not be given for product sold on a non-returnable basis. Credit will only be issued for returns of bottles where the seal is unbroken. Credit will be issued for returned product as mandated by state or federal law. Credit will not be given for products obtained in violation of local, state or federal regulations.

1120 Win Drive, Bethlehem, PA 18017-7059    Phone (610) 882-5950    Fax (610) 882-0349

www.disestivecare.com

Corrected and Restated

EXHIBIT O

EXAMPLE OF REVENUE SPLIT PAYMENT CALCULATION, AS OFFSET BY ESTIMATED REVENUE SPLIT AMOUNTS PAID BY CRTX

Illustration: Calculation of Royalty Payable by CRTX (as defined per agreement)

Note: All figures shown for illustration purposes only.						Based on Diagnosis Code
		Total		CF-related		Non-CF Related		No
Code
CRTX Net Sales (from Net Sales Calculation, Exhibit I)		[***	]
Net Sales classified based on Target Customer data	(1)			[***	]	[***	]	[***	]
CF-Percentage applied to unidentified net sales (from Exhibit J)	[***]			[***	]	[***	]	[***	]
CRTX Net Sales in CF Market and non-CF Market				[***	]	[***	]	[***	]

Royalty %				[***	]	[***	]	[***	]

Royalty Payable to PARK	[***]			[***	]	[***	]	[***	]

Less: Transfer Price Payments		[***	]
Net Royalty Payable To (Receivable From) PARK	A	[***	]

(1)	Derived directly from quarterly data provided by Target Customer. Unidentifiable data will be designated as CF or Non-CF percentage per Exhibit J.

Illustration: Calculation of Copromotion Revenue Payable by PARK (as defined per agreement)

Note: All figures shown for illustration purposes only.						Based on Diagnosis Code
		Total		CF-related		Non-CF Related		No
Code
PARK Net Sales		[***	]
Net Sales classified based on IMS data	(2)			[***	]	[***	]	[***	]
CF-Percentage applied to unidentified net sales (from Exhibit J)	[***]			[***	]	[***	]	[***	]
PARK Net Sales in CF Market and non-CF Market				[***	]	[***	]	[***	]

Copromotion Revenue %				[***	]	[***	]	[***	]
Copromotion Revenue Payable to CRTX		[***	]	[***	]	[***	]	[***	]
Less: Actual Government Rebates Paid related to CF Net Sales	(3)	[***	]
Net Copromotion Revenue Payable To (Receivable From) CRTX	B	[***	]

Net Payable To (Receivable From) PARK	=A-B	[***	]

(2)	Derived directly from quarterly data provided by IMS and other PARK customer data (if applicable). Unidentifiable data will be designated as CF or Non-CF using CF- percentage per Exhibit J.
(3)	Calculated based on actual rebates paid by PARK * CF Percentage (per Exhibit J) as shown below:

Total Rebates Paid	[***	]
CF Percentage (Exhibit J)	[***	]

Rebates Paid related to CF-Market	[***	]

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Corrected and Restated

EXHIBIT P

PROFESSIONAL SAMPLE PRICING

CRTX shall order samples according to the procedure and with the lead times and payment terms as the Parties may agree.

CRTX shall pay DCI directly for samples as follows: [***] of WAC

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Corrected and Restated

EXHIBIT Q

Escrow Payment Escrow Agreement

This Funds Escrow Agreement (“Agreement”), by and between Digestive Care, Inc., a Pennsylvania corporation, having a place of business at 1120 Win Drive, Bethlehem, PA 18017 (“DCI”) and Cornerstone Therapeutics Inc., a Delaware corporation (“CRTX”), having a place of business at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518, and Dominic Farole, Esq., 1005 Chestnut Street, Suite 101, Coplay, PA 18037 (“Escrow Agent”) is Exhibit Q to the License and Distribution Agreement executed contemporaneously herewith by DCI and CRTX, and is incorporated therein. This Agreement is separately and independently enforceable. This Agreement shall be deemed effective as to DCI and CRTX on the Effective Date of the aforementioned License and Distribution Agreement. This Agreement shall be deemed effective as to the Escrow Agent on the date signed by the Escrow Agent.

WHEREAS, in pursuant to the aforementioned License and Distribution Agreement, DCI and CRTX have agreed to escrow the initial payment by CRTX to DCI,

WHEREAS, DCI and CRTX intend this Agreement to be considered as supplementary to the aforementioned License and Distribution Agreement, pursuant to Title 11 United States [Bankruptcy] Code, Section 365(n), and

WHEREAS. Escrow Agent desires to administer the Escrow pursuant to the terms of this Agreement,

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and intending to be legally bound hereby, DCI, CRTX, and Escrow Agent agree as follows:

1.	Establishment of Fund. CRTX has caused or will cause to be deposited with Susquehanna Bank, (“Custodian”) the sum of ten million dollars ($10,000.000.00), (such sum, or the balance thereof remaining from time to time being referred to herein as the “Fund”).

2.	Treatment of Fund. The monies constituting the Fund shall be deposited in a segregated, interest-bearing account pursuant to the terms of this Escrow Agreement. Such account shall be styled Pertzye Initial License Payment Fund, with federal tax identification no. . The fund shall be held by Custodian under their “CDAR” agreement with Escrow Agent whereby the full amount of the Fund shall be FDIC insured.

3.	Escrow Procedures and Payment Instruction. The Fund, together with all interest earned thereon, which interest shall become and remain a part of the Fund, shall be held and disbursed in accordance with the Conditions for Disbursement as set forth below. The parties each acknowledge that Escrow Agent is authorized to use the wire transfer information in this section to disburse funds.

Corrected and Restated

4.	Conditions for Disbursement of the Fund.

The Fund shall be disbursed in the following manner:

(a)	Mutual Consent. Upon receipt of written instructions executed and authenticated from the Steering Committee co-chairs of both DCI and CRTX, the Escrow Agent shall disburse Fund monies in accordance with the written instructions, which shall stipulate the basis for such instructions with reference to Exhibit M of the License and Distribution Agreement.

(b)	Unilateral Request. In the event that Escrow Agent receives a written instructions executed and authenticated by either DCI’s or CRTX’s Steering Committee co-chair to disburse monies from the Fund, and such instructions stipulate the basis for such instructions with reference to Exhibit M of the License and Distribution Agreement, Escrow Agent shall send notice and a copy of such request with the confidential authenticating code removed. The non-requesting party shall then have ten (10) business days from receipt of said notice to give the Escrow Agent notice that a disbursement condition of the License and Distribution Agreement has not occurred (“Contrary Instructions”). Upon receipt of Contrary Instructions, Escrow Agent shall promptly send a copy, with confidential authenticating code removed, to the requesting party, and notify both parties that there is a dispute to be resolved pursuant to the Disputes provisions of this Agreement. Escrow Agent will not disburse Funds pending dispute resolution pursuant to the Disputes provisions of this Agreement; withdrawal of the Contrary Instructions, or receipt of an order from a court of competent jurisdiction.

(c)	Wire Transfer Information.

If to DCI:

Bank Name:
Bank Address:

ABA Number:
Account Name:

Account Number:

Corrected and Restated

If to CRTX:

Bank Name:
Bank Address:

ABA Number:
Account Name:

Account Number:

5.	Term. This Agreement shall terminate upon the disbursement of the balance of the Fund in accordance with the provisions of Section 3 hereof.

6.	Escrow Agent Compensation. For and in consideration of Trust Agent’s agreement to disburse the Trust Account in accordance with the terms and conditions contained in this Agreement, the Escrow Agent shall receive a flat fee of One Thousand Dollars ($1,000.00), which shall be paid to Escrow Agent from the first deposit paid to the Fund.

7.	Escrow Agent Responsibilities.

(a) Fund Account Setup. Escrow Agent shall obtain a Tax ID from the IRS in the name of the Fund, open a Fund Account under a CDERS Deposit Placement Agreement with Custodian.

(b) Issue Instruction authentications. Escrow Agent shall separately provide DCI’s and CRTX’s Steering Committee co-chairs with a unique confidential authorizing code with which to authenticate written instructions to Escrow Agent.

(c) Order Disbursements. Escrow Agent shall only authorize distribution from the Fund in accordance with this Agreement.

8.	Limitation of Escrow Agent’s Liability. Escrow Agent hereby acknowledges he is acting in a fiduciary capacity for the benefit of both DCI and CRTX , and Escrow Agent shall perform his obligations under this Agreement in accordance with all laws applicable to similarly situated fiduciaries, but Escrow Agent shall not be responsible or liable in any manner whatsoever for:

(a)	the sufficiency, correctness, or timing of the deposit of monies into the Fund.

(b)	uninsured amounts over the FDIC insurance limits held by Custodian.

Corrected and Restated

(c)	Escrow Agent’s reliance on a properly authenticated written instructions from designated representatives of either or both of the other parties to this agreement.

(d)	the compliance or noncompliance of any other person with any other agreement notwithstanding that such other agreement may be referred to herein or that the Escrow Agent may have knowledge thereof.

(e)	services other than his role as a fiduciary pursuant to the terms of this Agreement, unless there is a separate written agreement signed by Escrow Agent for such services.

9.	Indemnification of Escrow Agent. DCI and CRTX do hereby jointly and severally agree to indemnify Escrow Agent for any and all costs and expenses, including attorneys fees, that the Escrow Agent may sustain arising out of acts of the Escrow Agent in execution of, and reasonably required in furtherance of the Escrow Agent’s responsibilities set forth in this Agreement.

10.	Successor Escrow Agent. In the event that Escrow Agent is unable to unwilling to continue prior to the expiration of the Term of this Agreement and any extensions thereto, DCI shall identify one or more prospective successor escrow agents, subject to CRTX’s approval in writing, which shall not be unreasonably withheld, and both parties will notify the Custodian of the authority of the Successor Escrow Agent.

11.	Disputes. Disputes shall be settled by arbitration in accordance with the then current Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by three (3) independent and impartial arbitrators. DCI and CRTX shall appoint an arbitrator, and the two arbitrators will select a third. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §1-16. The Parties agree that limited discovery shall be allowed in accordance with the Federal Rules of Civil Procedure, Rule 26(a)(1) - (3) (as in effect on the date hereof), which disclosure shall be made within sixty (60) days of the initiation of arbitration. All issues regarding compliance with this mandatory disclosure shall be decided by the arbitrators pursuant to the Federal Rules of Civil Procedure, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. DCI and CRTX shall jointly and severally be responsible for payment of Escrow Agent’s costs and expenses incurred in connection with the arbitration. The arbitrators shall determine the dispute in accordance with the substantive rules of law (but not the rules of procedure) of the State of New York. The place of arbitration shall be in the State of New York. In the event that the parties do not cooperate to arbitrate the dispute, the Escrow Agent can submit the matter to a court of competent jurisdiction as an interpleader or similar action.

12.

Notices. Wherever notice is required or permitted hereunder, it shall be by personal delivery, overnight delivery service, or sent by facsimile transmission, with electronic confirmation, properly directed to the Party at its address and contact information

Corrected and Restated

listed below, and shall be effective upon receipt in the case of personal delivery, overnight delivery or facsimile. Said address and contact information may be changed from time to time by similar written notice.

If to CRTX:	If to DCI:

Cornerstone Therapeutics Inc.	Digestive Care Inc.
1255 Crescent Green Drive	1120 Win Drive
Cary, NC 27518	Bethlehem, PA 18017

Attention: General Counsel	Attention: Chief Executive Officer
Phone: 919 678 6611	Phone: 610-882-5950
Fax: 919 678 6599	Fax: 610-882-0349

If to Escrow Agent:

Law Office of
Dominic A. Farole, P.C

1005 Chestnut Street, Suite 101
Coplay, PA 18037
Phone: (610) 502-2720
Fax: (610) 502-2710

13.	Severability. The intention of the Parties is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any arbitration panel determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

14.	Failures or Omissions. No failure or omission by a Party to insist upon or enforce any of the terms of this Agreement shall be deemed a waiver of such terms.

15.	Successors and Assigns.

(d)	Successors. This Agreement is binding on the Parties and their successors in interest.

(e)

Assignment by DCI or CRTX. In the event that either DCI or CRTX contemplates the assignment of any of its rights or obligations under this Agreement, it shall so notify the other Party in writing, and the other Party will have 30 days in which either to consent in writing to such assignment or to provide written notice of its intention to terminate this Agreement effective 90 days from the date of such notice, provided, however, that no consent shall be

Corrected and Restated

required to an assignment to a party that is the majority owner of, is majority owned by, or under common majority ownership with, the assigning party, or is the acquirer or successor to all of the business of the assigning party to which this Agreement relates.

(f)	Assignment by Escrow Agent. In the event that Escrow Agent contemplates the assignment of any of its rights or obligations under this Agreement, it shall so notify both DCI and CRTX in writing, and those parties will have 30 days in which either to consent in writing to such assignment or to appoint a successor Escrow Agent.

16.	Complete Agreement. This Agreement, along with any written amendments signed by the parties constitutes the entire agreement between the Parties, and cancels and supersedes any and all previous agreements between the Parties with respect to the subject matter hereof. All modifications or amendments hereto must be in writing and signed by all Parties. No renewal, termination or cancellation of this Agreement, or modification or waiver of any of the provisions herein contained, or any future representation, promise or condition in connection with the subject matter hereof, shall be binding unless it is made in writing, dated subsequently and signed on its behalf by an authorized officer of each Party.

17.	Headings. The headings of the several sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several sections hereof. The Parties acknowledge they have thoroughly reviewed this Agreement and mutually agreed upon its terms.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives:

Digestive Care, Inc.:	Cornerstone Therapeutics, Inc.:

By:	By:

Title:	Title:

Date:	Date:

Dominic Farole, Esq., Escrow Agent

By:

Date:

Corrected and Restated

EXHIBIT R

Partnership Assets

The real property located at 1120 Win Drive, Bethlehem, PA 18017

Corrected and Restated

EXHIBIT S

Partnership Letter of Assurance

The undersigned, being all the partners of The Sipos Family Partnership (the “Partnership”), are providing this letter of assurance pursuant to the License and Distribution Agreement by and between Digestive Care, Inc., a Pennsylvania corporation, having a place of business at 1120 Win Drive, Bethlehem, PA 18017 (“DCI”) and Cornerstone Therapeutics Inc., a Delaware corporation (“CRTX”), having a place of business at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518, and the other agreements executed in connection with that Agreement (the “Transaction Documents”).

The Partnership hereby acknowledges and assures CRTX that

•	it is a Pennsylvania Limited Partnership duly registered and qualified, and in good standing, under the laws of the State of Pennsylvania;

•	it has read and understood the terms of the Transaction Documents;

•

it will take such actions, give such assurances and do such things as may be necessary to implement the Transaction Documents and otherwise ensure that the purposes and intent of the Parties as expressed in this Agreement are not frustrated and

•

it will not take any action or fail to take any action that would conflict with DCI’s obligations under any of the Transaction Documents, violate CRTX’s rights under any of the Transaction Documents, frustrate the purposes and intent of the Parties as expressed in the Transaction Documents or result in CRTX not receiving any of the benefits of the Transaction Documents

•	CRTX may rely on the signatures of any one of the undersigned General Partners for the purposes of binding the partnership in connection with any of the foregoing matters.

Executed this      day of May, 2013

Tibor Sipos, General Partner

Tibor Sipos, Jr., General Partner

Corrected and Restated

Elizabeth J. Sipos

Miklos Sipos

Gabor Sipos